QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and among

CITIZENS FIRST CORPORATION,

a Kentucky corporation,

CITIZENS FIRST BANK, INC.,

a Kentucky bank,

GERMAN AMERICAN BANCORP, INC.,

an Indiana corporation,

and

GERMAN AMERICAN BANK,

an Indiana bank

February 21, 2019

i

Section 8.03.	Notices	46
Section 8.04.	Non-survival of Representations, Warranties and Agreements	46
Section 8.05.	Representations Not Affected by Review	46
Section 8.06.	Press Releases	47
Section 8.07.	Entire Agreement	47
Section 8.08.	Headings and Captions	47
Section 8.09.	Waiver, Amendment or Modification	47
Section 8.10.	Rules of Construction	47
Section 8.11.	Counterparts/Facsimiles	47
Section 8.12.	Successors	47
Section 8.13.	Governing Law; Assignment; Specific Performance	47
Section 8.14.	Securityholder Litigation	47

 AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of February 21, 2019, by and among CITIZENS FIRST CORPORATION, a Kentucky corporation ("Citizens First"), CITIZENS FIRST BANK, INC., a Kentucky bank ("CF Bank"), GERMAN AMERICAN BANCORP, INC., an Indiana corporation ("GABC"), and GERMAN AMERICAN BANK, an Indiana bank ("German American").

Recitals

        A.    Citizens First is a corporation duly organized and existing under the Kentucky Business Corporation Act ("KBCA") that is duly registered with the Board of Governors of the Federal Reserve System ("FRB") as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Citizens First owns all of the outstanding capital stock of CF Bank, which is duly organized and existing as a bank under the Kentucky Financial Services Code ("KFSC") and operates eight (8) banking offices in four (4) counties in Kentucky (namely Barren, Hart, Simpson and Warren), and a loan production office in Williamson County, Tennessee. All of the common securities of Citizens First Statutory Trust I, a Delaware statutory business trust (the "Trust") are held by Citizens First.

        B.    GABC is a corporation duly organized and existing under Indiana Business Corporation Law ("IBCL") that is duly registered with the FRB as a bank holding company under the BHC Act. GABC owns all of the outstanding capital stock of German American, which is duly organized as a bank under the Indiana Financial Institutions Act ("IFIA") and operates sixty-five (65) banking offices in twenty (20) counties in Indiana and four (4) counties in Kentucky.

        C.    The parties desire to effect transactions whereby, in consideration of the payment of cash and the issuance of shares of common stock, without par value, of GABC (such shares being hereafter referred to as "GABC Common") to the shareholders of Citizens First in exchange for their shares of common stock, without par value, of Citizens First ("Citizens First Common"), Citizens First will be merged with and into GABC and, immediately thereafter, CF Bank will be merged with and into German American (the "Mergers").

        D.    The parties intend for the Mergers to qualify as a reorganization within the meaning of Section 368 and related sections of the Internal Revenue Code of 1986, as amended (the "Code"), and agree to cooperate and take such actions as may be reasonably necessary to assure such result.

Agreements

        In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

ARTICLE I

TERMS OF THE MERGERS & CLOSING

        Section 1.01.    The Holding Company Merger.    Pursuant to the terms and provisions of this Agreement, the IBCL, the KBCA and the Plan of Merger attached hereto as Exhibit 1.01 and incorporated herein by this reference (the "Holding Company Plan of Merger"), Citizens First shall merge with and into GABC (the "Holding Company Merger"). Citizens First shall be the "Merging Corporation" in the Holding Company Merger and its corporate identity and existence, separate and apart from GABC, shall cease on consummation of the Holding Company Merger. GABC shall be the "Surviving Corporation" in the Holding Company Merger, and its name shall not be changed pursuant to the Holding Company Merger.

        Section 1.02.    Effect of the Holding Company Merger.    The Holding Company Merger shall have all the effects provided with respect to the merger of a corporation with and into an Indiana corporation under the IBCL and all the effects provided with respect to a merger of a Kentucky corporation with and into a foreign corporation under the KBCA.

        Section 1.03.    The Holding Company Merger—Conversion of Shares.

        (a)   At the time of filing with the Indiana Secretary of State and the Kentucky Secretary of State of appropriate Articles of Merger with respect to the Holding Company Merger, or at such later time as shall be specified by such Articles of Merger (the "Effective Time"), all of the shares of Citizens First Common that, immediately prior to the Effective Time, are issued and outstanding (except for "Dissenting Shares" as provided in Section 1.03(j) below and shares of Citizens First Common held in the CFB 401(k) Plan (as defined in Section 4.11 below)) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted in accordance with subsections (b) and (c) of this Section 1.03 into the right to receive, subject to the provisions set forth in this Agreement, (i) a cash payment, and (ii) newly-issued shares of GABC Common (together, such cash, GABC Common and the "401(k) Cash Payment" (as defined below) is sometimes collectively referred to in this Agreement as the "Merger Consideration") pursuant to this Section 1.03.

        (b)   Each record holder of Citizens First Common (other than Dissenting Shares and shares of Citizens First Common held in the CFB 401(k) Plan) immediately prior to the Effective Time shall be entitled to receive from GABC for each of such holder's shares of Citizens First Common then held of record by such record holder (i) a cash payment in the amount of Five and 80/100 Dollars ($5.80) or such lesser amount, but not less than zero, as may be determined by operation of subsection (c) of this Section 1.03 (the "Cash Payment"), and (ii) 0.6629 (the "Exchange Ratio") of a newly-issued share of GABC Common. Kentucky Trust Company, as the administrator and record holder of shares of Citizens First Common held in the CFB 401(k) Plan, shall be entitled to receive from GABC on the business day on which the Effective Time occurs, on behalf of the beneficial owners of shares of Citizens First Common held therein, a cash payment equal to Five and 80/100 Dollars ($5.80) plus the Exchange Ratio multiplied by the greater of: (i) the Average GABC Closing Price (as defined in Section 1.03(f)) or (ii) the closing trading price of GABC Common on the trading day that is the first business day preceding the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually selected by the parties), in exchange for each share of Citizens First Common held immediately prior to the Effective Time, or such lesser amount, but not less than zero, as may be determined by operation of subsection (c) of this Section 1.03 (the "401(k) Cash Payment"). The Exchange Ratio shall be subject to adjustment in accordance with the provisions of Section 1.03(i) of this Agreement.

        (c)   If Citizens First's Effective Time Book Value (as defined by and calculated in accordance with this subparagraph) shall be less than the Target Book Value (as defined below) (the dollar amount of such shortfall is referred to in this Agreement as the "Shortfall"), then each of (i) the Cash Payment component of the Merger Consideration, payable with respect to each share of Citizens First Common that is eligible to receive such Cash Payment, and (ii) the 401(k) Cash Payment component of the Merger Consideration, payable with respect to each share of Citizens First Common that is eligible to receive such 401(k) Cash Payment, shall be reduced by a per share amount (rounded to the nearest whole cent) equal to the quotient obtained by dividing the dollar amount of the Shortfall by (x) the number of shares of Citizens First Common outstanding that is eligible to receive a Cash Payment, plus (y) the number of shares of Citizens First Common outstanding that is eligible to receive a 401(k) Cash Payment (the "Shortfall Adjustment").

        For purposes of this subparagraph (c), "Effective Time Book Value" shall be calculated as the estimated shareholders' equity of Citizens First as of the Effective Time determined in accordance with United States generally accepted accounting principles ("GAAP") to the reasonable satisfaction of GABC, to be delivered by Citizens First to GABC no later than five (5) business days prior to the Closing Date, and which shall reflect an allowance for loan and lease losses calculated in a manner consistent with CF Bank's historical practices. For purposes of computing, "Effective Time Book Value," in no event shall the assumed provision for loan and lease losses be less than zero for any period after September 30, 2018. For the purposes of this subparagraph (c), "Target Book Value" shall be an amount equal to: (1) Forty-Eight Million Two Hundred Fifty Thousand Dollars ($48,250,000); (2) adjusted (A) downward by the product of Thirteen Thousand Dollars ($13,000) (the "Per Diem Factor") and the number of days the Effective Time is before July 1, 2019, or (B) upward by the product of the Per Diem Factor and the number of days the Effective Time is after July 1, 2019; and (3) less dividends paid after July 1, 2019.

        Notwithstanding the foregoing, the "Effective Time Book Value" shall reflect all after-tax accruals for all of Citizens First's and CF Bank's fees, expenses and costs relating to the Mergers (regardless of whether GAAP would require that such obligations be accrued as liabilities as of the Effective Time), including but not limited to those incurred by Citizens First or CF Bank in negotiating the terms of the Mergers, preparing, executing and delivering this Agreement, change of control or success bonuses, if any, to officers or directors as a result of the Mergers, additional accruals required pursuant to any director deferred compensation agreements, if any, obtaining shareholder and regulatory approvals, and closing the Mergers, costs of taking reasonable remedial and corrective actions and measures pursuant to Section 4.05, costs to cure or remove any material defects that GABC deems unacceptable other than Standard Permitted Exceptions pursuant to Section 4.07, and including fees, expenses and costs that might not be deemed earned or become payable until after the Effective Time, such as, but not limited to, investment banking fees and similar payments for services performed prior to the Effective Time that may not be deemed earned unless and until the Mergers have become effective; provided, however, that in calculating the Effective Time Book Value for purposes of this Section, none of the following will be considered: (1) gains or losses on sales of securities by Citizens First or CF Bank incurred after September 30, 2018; (2) any increase in assets or decrease in liabilities resulting from the issuance or redemption of shares of capital stock or other equity interests of Citizens First, including, but not limited to, Citizens First making the Performance Unit Cash Payment set forth in subparagraph (d) below; (3) any changes to the value of Citizens First's investment portfolio attributed to ASC 320, whether upward or downward from September 30, 2018 until the measurement date; (4) any fees payable upon the termination of any contracts (including the Citizens First data processing contracts) set forth on Section 2.18 of the Citizens First Disclosure Schedule or otherwise; (5) expenses relating to any litigation arising out of or in connection with this Agreement, the Mergers or any of the transactions contemplated hereby; and (6) severance and other payments pursuant to Section 5.06(e) of this Agreement (exclusive of any change of control payments, success bonuses or settlement payments payable to officers or directors as a result of the Mergers).

        (d)   Immediately prior to the Closing, Citizens First shall make cash payments (collectively, the "Performance Unit Cash Payment") to the holders of outstanding performance units ("Performance Units") granted under the Citizens First Corporation 2015 Incentive Compensation Plan (the "Citizens First Incentive Plan"), in lieu of distributing Citizens First Common shares to such holders, in each case according to the applicable award agreement terms. For purposes of any performance year that will be shortened as a result of the Mergers, Citizens First performance shall be based upon the maximum "Target" payout level. Upon receipt of their Performance Unit Cash Payment, a holder's rights under their Performance Units and under the related award agreement shall terminate and be of no further force or effect.

        (e)   The shares of GABC Common issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of GABC.

        (f)    No fractional shares of GABC Common shall be issued and, in lieu thereof, holders of shares of Citizens First Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of Citizens First Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share and the volume weighted average of the trading prices of

GABC Common, rounded to the nearest cent, during the twenty (20) consecutive trading days ended on the trading day that is the second business day preceding the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually selected by the parties) (the "Average GABC Closing Price").

        (g)   At the Effective Time, each share of Citizens First Common, if any, held in the treasury of Citizens First or by any direct or indirect subsidiary of Citizens First (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (h)   At the Effective Time, all of the outstanding shares of Citizens First Common, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Citizens First Common ("Certificates") shall thereafter cease to have any rights with respect to such shares, except: (i) the right of such holders to receive, without interest, the cash payment and the certificates for the shares of GABC Common upon the surrender of such Certificate or Certificates in accordance with Section 1.07; or (ii) the right to receive payment of the fair value of Dissenting Shares in accordance with the provisions of the KBCA and Section 1.03(j).

        (i)    If (i) GABC shall hereafter declare a stock dividend or other distribution of property or securities (other than a cash dividend) upon the GABC Common or shall subdivide, split up, reclassify or combine the GABC Common, and (ii) the record date for such transaction is prior to the date on which the Effective Time occurs, appropriate adjustment or adjustments will be made to the Exchange Ratio.

        (j)    Shares of Citizens First Common which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto ("Dissenting Shares") in accordance with the KBCA will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof, to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of the KBCA unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Citizens First Common will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. Citizens First will give GABC prompt notice of any notices of intent to demand payment received by Citizens First with respect to shares of Citizens First Common. Prior to the Effective Time, Citizens First will not, except with the prior written consent of GABC, make any payment with respect to, or settle or offer to settle, any such demands.

        Section 1.04.    The Holding Company Merger—Cancellation of Options.    To the extent that, immediately prior to the Effective Time, there are (even though Citizens First has represented and warranted pursuant to Section 2.01(g) that there are at the time of this Agreement no such rights, and that none will be created during the term of this Agreement) any outstanding stock options (or warrants or other rights to purchase securities issued by Citizens First) (whether to employees or directors of Citizens First, CF Bank or others) (such rights to purchase or convert are referred to herein as the "Unscheduled Purchase Rights"), such Unscheduled Purchase Rights shall as of the Effective Time be deemed to be cancelled without consideration (and any and all stock option plans, warrant purchase agreements, or other arrangements under which such Unscheduled Purchase Rights shall have been issued shall at such time be deemed terminated without consideration), and Citizens First shall not accept any purported notice of exercise of any such Unscheduled Purchase Right after the close of business on the Closing Date but shall promptly notify GABC of any such purported notice. GABC shall have no obligation to any employee, director, agent or other person claiming by or through Citizens First or its predecessor in interest with respect to any claim arising in respect of any such Unscheduled Purchase Right (or plan or arrangement).

        Section 1.05.    The Bank Merger.    CF Bank and Citizens First shall take all action necessary and appropriate, including entering into an agreement and plan of merger (the "Bank Merger Agreement" and collectively with the Holding Company Plan of Merger, the "Plans of Merger") substantially in the form attached hereto as Exhibit 1.05, to cause CF Bank to merge with and into German American (the "Bank Merger") in accordance with all applicable laws and regulations, effective immediately after the Effective Time after the consummation of the Holding Company Merger.

        Section 1.06.    The Closing.    The closing of the Mergers (the "Closing") shall take place on the Closing Date described in Section 1.08 of this Agreement, and at such time and at such place as determined in accordance with Section 1.08.

        Section 1.07.    Exchange Procedures; Surrender of Certificates.

        (a)   GABC shall appoint an exchange agent for the surrender of Certificates (or book entry of shares) formerly representing Citizens First Common (other than Dissenting Shares and shares of Citizens First Common held in the CFB 401(k) Plan) in exchange for the Merger Consideration, which may be a third party, GABC or German American (such agent is referred to herein as the "Exchange Agent").

        (b)   At least one business day prior to the Effective Time, GABC shall provide to the Exchange Agent the aggregate number of GABC Common and an amount in cash representing the aggregate cash component of the Merger Consideration (other than the 401(k) Cash Payment), together with aggregate cash to be paid in lieu of fractional shares pursuant to Section 1.03(f) hereto, all of which shall be held by the Exchange Agent in trust for the holders of Citizens First Common (collectively, the "Exchange Fund"). The Exchange Fund shall not be used for any purpose other than as set forth in this Section 1.07.

        (c)   Within five (5) business days after the date on which the Effective Time occurs, the Exchange Agent shall provide to each record holder of Citizens First Common whose shares were converted into the right to receive a pro rata portion of the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon the proper delivery of the Certificates (or book entry of shares) to the Exchange Agent and shall be in such form and have such other provisions as GABC may reasonably specify) (each such letter the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Except with respect to Dissenting Shares, promptly after surrender to the Exchange Agent of a Certificate(s) (or book entry of share(s)), together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall deliver to such surrendering Certificate holder the applicable aggregate amount of Merger Consideration. No interest on the Merger Consideration payable or issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued or paid to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance or payment shall pay to the Exchange Agent any required transfer or other taxes or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. GABC reserves the right in all cases to require that a surety bond on terms and in an amount reasonably satisfactory to GABC be provided to GABC at the expense of the Citizens First shareholder in the event that such shareholder claims loss of a Certificate and requests that GABC waive the requirement for surrender of such Certificate.

        (d)   No dividends that are otherwise payable on shares of GABC Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of GABC Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of GABC Common shall be issued any dividends which shall have become payable with respect to such shares of GABC Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

        Section 1.08.    The Closing Date.    Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned and subject to the satisfaction (or waiver, where applicable) of the conditions set forth in Article VI, the Closing shall take place on the first day of the calendar quarter following each of the conditions in Section 6.01(c) and (e) and Section 6.02(c) and (e) being satisfied, or on such later or earlier date as Citizens First and GABC may agree (the "Closing Date"). The Closing shall take place remotely via the electronic exchange of documents and signatures on the Closing Date, unless the parties otherwise agree. The parties hereto acknowledge and agree that (i) all proceedings at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered, and (ii) the Closing shall be deemed to have taken place at the offices of GABC in Jasper, Indiana, at 12:01 A.M. Eastern Time, on the Closing Date, unless the parties shall mutually otherwise agree.

        Section 1.09.    Actions At Closing.

        (a)   At the Closing, Citizens First shall deliver to GABC:

            (i)  certified copies of the articles of incorporation and bylaws (including any and all amendments thereto) of Citizens First and CF Bank and the certified organizational documents of the Trust;

           (ii)  a certificate signed by the President and Chief Executive Officer of Citizens First, dated as of the Effective Time, stating, to the best of his knowledge and belief, after due inquiry, that: (A) each of the representations and warranties contained in Article II is true and correct in all material respects at the time of the Closing, subject to the standard specified in Section 6.01(a) hereof, as if such representations and warranties had been made at Closing, (B) all the covenants of Citizens First have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (C) Citizens First and CF Bank have performed and complied in all material respects, unless waived by GABC, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;

          (iii)  certified copies of the resolutions of Citizens First's Board of Directors and shareholders, approving and authorizing the execution of this Agreement and the Holding Company Plan of Merger and authorizing the consummation of the Holding Company Merger;

          (iv)  a certified copy of the resolutions of the Board of Directors of CF Bank and of its shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger;

           (v)  a certificate of the Kentucky Secretary of State, dated a recent date, stating that Citizens First is duly incorporated and existing under Kentucky law;

          (vi)  a certificate of the Kentucky Secretary of State, dated a recent date, stating that CF Bank is duly incorporated and existing under Kentucky law;

         (vii)  a certificate of the Delaware Secretary of State, dated a recent date, stating that the Trust is duly organized and exists in the State of Delaware;

        (viii)  any title affidavits or documents required by the Title Company (as defined in Section 4.07) to issue the Title Policies (as defined in Section 4.07);

          (ix)  a certified list of the holders of Citizens First Common of record as of the close of business on the business day immediately preceding the Closing Date showing, by holder and in the aggregate, the number of shares of Citizens First of record as of such time;

           (x)  a certified list of those holders of Citizens First Common of record as of the close of business on the business day immediately preceding the Closing Date who are holders of Dissenting Shares and the number of shares of Citizens First Common as to which each of them are holding Dissenting Shares; and

          (xi)  third party consents required to consummate the transactions contemplated in this Agreement as set forth in Section 2.02(e) of the Citizens First Disclosure Schedule (as defined below).

        (b)   At the Closing, GABC shall deliver to Citizens First:

            (i)  a certificate signed by the Chief Executive Officer of GABC, dated as of the Effective Time, stating, to the best of his knowledge and belief, after due inquiry, that: (A) each of the representations and warranties contained in Article III is true and correct in all material respects at the time of the Closing, subject to the standard specified in Section 6.02(a) hereof, as if such representations and warranties had been made at Closing, (B) all the covenants of GABC have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (C) GABC and German American have performed and complied in all material respects, unless waived by Citizens First, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;

           (ii)  a certified copy of the resolutions of GABC's Board of Directors authorizing the execution of this Agreement and the Holding Company Plan of Merger and the consummation of the Holding Company Merger;

          (iii)  a certified copy of the resolutions of German American's Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger; and

          (iv)  certificates of the Indiana Secretary of State, dated a recent date, stating that GABC and German American each is duly organized and exists under the IBCL and IFIA, respectively.

        (c)   At the Closing, GABC and Citizens First shall execute and/or deliver to one another such other documents and instruments, and take such other actions as shall be necessary or appropriate to consummate the Mergers, including the execution and the presentation of executed Articles of Merger (including the Holding Company Plan of Merger and/or Bank Plan of Merger with the blank provisions completed in accordance with the provisions of Article I of this Agreement) to the Indiana Secretary of State for filing under the IBCL and the IFIA, and the Kentucky Secretary of State for filing under the KBCA and KFIC accompanied by the appropriate fees.

 ARTICLE II

REPRESENTATIONS AND WARRANTIES OF
CITIZENS FIRST AND CF BANK

        Citizens First and CF Bank hereby jointly and severally make the following representations and warranties to GABC and German American with respect to Citizens First, CF Bank and the Trust:

        Section 2.01.    Organization and Capital Stock.

        (a)   Citizens First is a corporation duly organized and validly existing under the KBCA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. Citizens First's only direct wholly-owned subsidiary is CF Bank. Except as set forth in Schedule 2.01(a) of the disclosure schedule that has been prepared by Citizens First and delivered by Citizens First to GABC in connection with the execution and delivery of this Agreement (the "Citizens First Disclosure Schedule"), Citizens First is not engaged in any activities that are financial in nature and only permissible for financial holding companies under 12 U.S.C. 1843(k).

        (b)   CF Bank is a Kentucky commercial bank duly organized and validly existing under the KBCA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of CF Bank is owned by Citizens First. CF Bank has no subsidiaries. CF Bank is subject to primary federal supervision and regulation by the Federal Deposit Insurance Corporation ("FDIC").

        (c)   The Trust is a statutory business trust duly organized and validly existing under the laws of the State of Delaware and has the trust power to own all of its assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the common securities of the Trust are owned by Citizens First. The Trust has no subsidiaries.

        (d)   Citizens First has authorized five million (5,000,000) shares of no par common stock ("Citizens First Common," as previously referenced) and five hundred (500) shares of preferred stock ("Citizens First Preferred"). As of the date of this Agreement, 2,537,605 shares of Citizens First Common are issued and outstanding. All such outstanding shares of Citizens First Common are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of Citizens First Common has been issued in violation of any preemptive rights of the current or past shareholders of Citizens First or in violation of any applicable federal or state securities laws or regulations. No shares of Citizens First Preferred are issued and outstanding. Citizens First has no capital stock authorized, issued or outstanding other than as described in this Section 2.01(d) and, except as set forth in Section 2.01(d) of the Citizens First Disclosure Schedule, Citizens First has no intention or obligation to authorize or issue additional shares of its capital stock.

        (e)   CF Bank has authorized common stock of two thousand (2,000) shares, no par value ("CF Bank Common"). As of the date of this Agreement, 2,000 shares of CF Bank Common are issued and outstanding. All of such shares of CF Bank Common are duly and validly issued and outstanding, are fully paid and nonassessable and are owned by Citizens First. None of the outstanding shares of CF Bank Common has been issued in violation of any preemptive rights of the current or past shareholders of CF Bank or in violation of any applicable federal or state securities laws or regulations. All of the shares of CF Bank Common are owned by Citizens First free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. CF Bank has no capital stock authorized, issued or outstanding other than as described in this Section 2.01(e) and has no intention or obligation to authorize or issue any other shares of capital stock.

        (f)    The Trust has 155 shares of common securities authorized and outstanding, $1,000 per share liquidation value, and 5,000 capital securities authorized and outstanding, $1,000 per share liquidation value. All of the common securities of the Trust are held beneficially and of record by Citizens First. Such issued and outstanding Trust securities have been duly and validly authorized by all necessary corporate action of the Trust, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Trust security holders. All of the issued and outstanding common securities of the Trust are owned by Citizens First free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. The Trust has no capital securities authorized, issued or outstanding other than as described in this Section 2.01(f) and has no intention or obligation to authorize or issue any other shares of capital securities.

        (g)   There are no shares of capital stock or other equity securities of Citizens First, CF Bank or the Trust authorized, issued or outstanding (except as set forth in this Section 2.01) and, except as set forth in Section 2.01 of the Citizens First Disclosure Schedule, there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Citizens First, CF Bank or the Trust, or contracts, commitments, understandings or arrangements by which Citizens First, CF Bank or the Trust are or may be obligated to issue additional shares of its capital stock, other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or equity interests (and none will be created during the term of this Agreement).

        Section 2.02.    Authorization; No Defaults.

        (a)   All of the members of the Board of Directors of Citizens First entered into a Voting Agreement, dated as of the date of this Agreement, pursuant to which they agreed to vote their shares of Citizens First Common in favor of the Holding Company Merger. The Boards of Directors of Citizens First and CF Bank have, by all appropriate action, unanimously approved this Agreement and the Holding Company Merger or Bank Merger, as applicable and contemplated hereby, and have authorized the execution of this Agreement and the applicable Plan of Merger on Citizens First's or CF Bank's behalf by their respective duly authorized officers and the performance by Citizens First and CF Bank of their respective obligations hereunder. Prior to the execution of this Agreement, the Board of Directors of Citizens First received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc. ("KBW") to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration (other than the 401(k) Cash Payment) is fair, from a financial point of view, to the holders of Citizens First Common (the "Citizens First Fairness Opinion"). Except as provided in the Citizens First Disclosure Schedule, nothing in the Articles of Incorporation or Bylaws of Citizens First, as amended, or the Articles of Incorporation or Bylaws of CF Bank, as amended, or in any material agreement or instrument, or any decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which Citizens First or CF Bank is bound or subject, would prohibit Citizens First or CF Bank from consummating, or would be violated or breached by Citizens First's or CF Bank's consummation of, this Agreement, the Holding Company Merger or the Bank Merger and other transactions contemplated herein on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Citizens First and CF Bank and constitutes a legal, valid and binding obligation of Citizens First and CF Bank, enforceable against Citizens First and CF Bank in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles. No corporate acts or proceedings, other than those already taken and the approval of the Holding Company Merger by the holders of a majority of the outstanding shares of Citizens First Common and the Bank Merger by Citizens First as sole shareholder of CF Bank, are required by law to be taken by Citizens First or CF Bank to authorize the execution, delivery and performance of this Agreement.

        (b)   Except as set forth in Section 2.02 of the Citizens First Disclosure Schedule, neither Citizens First nor CF Bank or the Trust is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, Citizens First's, CF Bank's or the Trust's organizational documents, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

        (c)   Except as set forth in Section 2.02 of the Citizens First Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of Citizens First, CF Bank or the Trust; (ii) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which Citizens First, CF Bank or the Trust is subject or bound, the result of which would have a Material Adverse Effect (as defined below); or (iii) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Citizens First, CF Bank or the Trust is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment. For the purpose of this Agreement, a "Material Adverse Effect" means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of Citizens First, CF Bank and the Trust taken as a whole, or GABC and German American taken as a whole, as applicable or (ii) would materially impair the ability of Citizens First or GABC, as applicable, to perform its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Mergers or restructuring charges taken in connection with the Mergers, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of Citizens First and CF Bank, or GABC and German American, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any directors, officers or employees under agreements, plans or other arrangements in existence of or contemplated by this Agreement and disclosed to GABC, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of Citizens First, CF Bank and the Trust, or GABC and German American, as applicable and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the GABC Common Stock, by itself, be considered to constitute a Material Adverse Effect on GABC (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).

        (d)   Other than the filing of Articles of Merger with the Indiana Secretary of State and the Kentucky Secretary of State for the Mergers and in connection or in compliance with the banking regulatory approvals contemplated by Section 5.01, federal and state securities laws and the rules and regulations promulgated thereunder and rules of NASDAQ, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Citizens First or CF Bank of the transactions contemplated by this Agreement.

        (e)   Other than those filings, authorizations, consents and approvals referenced in Section 2.02(d) above and except as set forth in the Citizens First Disclosure Schedule, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by Citizens First or CF Bank of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

        Section 2.03.    Subsidiaries.    Except for the ownership of CF Bank and the Trust and other matters as disclosed in Section 2.03 of the Citizens First Disclosure Schedule, neither Citizens First nor CF Bank has (or has had at any time in the last five (5) years) any direct or indirect ownership interest in any corporation, partnership, limited liability company, joint venture or other business.

        Section 2.04.    Financial Information.

        (a)   The consolidated balance sheet of Citizens First and its subsidiaries as of December 31, 2017 and 2016 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 2017, together with the notes thereto, included in Citizens First's Annual Report on Form 10-K for the annual period then ended (the "10-K") and the consolidated balance sheets of Citizens First as of September 30, 2018, and related consolidated statements of income and cash flows included in Citizens First's Quarterly Report on Form 10-Q for the quarterly period then ended (the "10-Q") (together, the financial statements included in the 10-K and the 10-Q are referred to herein as the "Citizens First Financial Statements"), have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Citizens First and its consolidated subsidiaries as of the dates and for the periods indicated.

        (b)   Neither Citizens First nor CF Bank has any material liability, fixed or contingent, except to the extent set forth in the Citizens First Financial Statements or incurred in the ordinary course of business since December 31, 2017.

        (c)   Citizens First does not engage in the lending business (except by and through CF Bank) or any other business or activity other than that which is incident to its direct ownership of all the capital stock of CF Bank and the common securities of the Trust, and does not own any investment securities.

        (d)   As of the date hereof, each of Citizens First and CF Bank is "well-capitalized" under applicable regulatory definitions.

        Section 2.05.    Absence of Changes.    Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the Citizens First Disclosure Schedule, since December 31, 2017, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the Citizens First Disclosure Schedule, between the period from December 31, 2017 to the date of this Agreement, Citizens First, CF Bank and the Trust have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Citizens First Common (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock or equity interest of Citizens First,

CF Bank or the Trust or, with the exception of the issuance of shares in connection with the Performance Units, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for Citizens First's, CF Bank's, or the Trust's securities.

        Section 2.06.    Absence of Agreements with Banking Authorities.    Except as set forth in Section 2.06 of the Citizens First Disclosure Schedule, Citizens First, CF Bank and the Trust are not subject to any order (other than orders applicable to bank holding companies or banks generally) and neither is a party to any agreement or memorandum of understanding with (or resolution of its Board of Directors adopted at the suggestion of) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation, the FDIC, the FRB and the Kentucky Department of Financial Institutions ("KDFI"), in each case that has been issued, executed or delivered on or after January 1, 2012.

        Section 2.07.    Tax Matters.

        (a)   Each of Citizens First, CF Bank and the Trust has timely filed all material Tax Returns (as defined below) that are required to be filed and all such Tax Returns are true, correct and complete in all material respects. All material Taxes that are due and payable by Citizens First, CF Bank or the Trust (whether or not shown on any Tax Return) have been paid. All material Taxes that were properly accruable as of any applicable balance sheet or call report date (but that were not then due and payable) are reflected as liabilities in the Citizens First Financial Statements as of that date (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income). Citizens First has delivered to GABC correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Citizens First, CF Bank or the Trust. There are no liens for Taxes upon the assets of Citizens First, CF Bank or the Trust except liens for current Taxes not yet due and payable.

        (b)   Citizens First, CF Bank and the Trust have not requested any extension of time within which to file any Tax Return which request is currently pending or has been granted and is in effect and Citizens First, CF Bank and the Trust have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax (as defined below) audit, review or other assessment or deficiency.

        (c)   No claim has ever been made by a Tax Authority (as defined below) in a jurisdiction wherein Citizens First, CF Bank or the Trust do not file Tax Returns that Citizens First, CF Bank or the Trust is or may be subject to taxation by that jurisdiction.

        (d)   Citizens First, CF Bank and the Trust have made all withholding of Taxes required to be made under all applicable laws, in connection with any compensation paid to any employee, independent contractor or creditor or other third-party except for such failures to withhold as would not reasonably be expected to have a Material Adverse Effect on Citizens First, CF Bank or the Trust, and the amounts of Tax withheld have been properly and timely paid over to the appropriate Tax Authorities.

        (e)   There is no Tax deficiency or claim assessed, proposed, pending or, to the knowledge of Citizens First, threatened (whether orally or in writing) against Citizens First, CF Bank or the Trust, except to the extent that adequate liabilities or reserves with respect thereto are accrued by Citizens First, CF Bank or the Trust in accordance with GAAP and set forth in the Citizens First Financial Statements or (i) such deficiency or claim is being contested in good faith by appropriate proceedings, (ii) no such accrual is required by GAAP and (iii) the nature and amount of the disputed Tax is set forth in Section 2.07(e) of the Citizens First Disclosure Schedule. Citizens First, CF Bank and the Trust do not have any income that was realized during a Tax period that began before the Closing Date that is or will be required to be included in a Tax Return of GABC or German American for a Tax period that begins on or after the Closing Date.

        (f)    Citizens First, CF Bank and the Trust do not have any requests for a ruling pending with any Tax Authority. Citizens First, CF Bank and the Trust have not agreed to, and are not required to make, any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by Citizens First, CF Bank or the Trust and neither the IRS nor any other Tax Authority has proposed any such adjustment or change in accounting method.

        (g)   All Tax sharing agreements or similar agreements with respect to or involving Citizens First, CF Bank or the Trust shall be terminated as of the Closing Date and, after the Closing Date, Citizens First, CF Bank and the Trust shall not be bound thereby or have any liability thereunder.

        (h)   Except as set forth in Section 2.07(h) of the Citizens First Disclosure Schedule, each of Citizens First, CF Bank and the Trust has not made any payments, is not obligated to make any payments, and is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax law).

        (i)    There are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of Citizens First, CF Bank or the Trust under the federal consolidated return regulations or other comparable or similar provisions of law that must be recognized or may be triggered as a result of the consummation of the transactions contemplated by this Agreement.

        (j)    The following capitalized terms are defined for purposes of this Article II as follows:

            (i)  "Governmental Authority" shall mean any local, state, federal or foreign court, regulatory or administrative agency, department, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

           (ii)  "Tax" or "Taxes" means and includes all federal, foreign, state, local or other income, net income, intangibles, tangible asset, alternative or add-on minimum, gross receipt, gains, capital stock, transfer, transactions, stock transfer, registration, payroll, value added, estimated, stamp, sales, use, ad valorem, franchise, profits, net worth, insurance, license, withholding, payroll, employment, unemployment, excise, severance, single business tax, processing, production, occupation, premium, property, real estate, occupancy, unclaimed property, environmental (including taxes under Section 59A of the Code), windfall profit, custom, duty and any other taxes, fees, imposts, levies, duties, impositions, assessments or charges of any kind whatsoever, together with any interest, penalties and additions imposed with respect to such amounts, imposed or charged by any Governmental Authority or Tax Authority, including any Social Security charges in any country.

          (iii)  "Tax Authority" means any national, federal, state, local or foreign governmental, regulatory or administrative authority, agency, department or arbitral body of any country or political subdivision thereof having responsibility for the imposition of any Tax.

          (iv)  "Tax Return" means and include all returns, statements, declarations, estimates, reports, information returns, schedules, forms, exhibits, coupons and any other documents (including all affiliated, consolidated, combined or unitary versions of the same) including all related or supporting information filed or required to be filed with any Governmental Authority or Tax Authority, in connection with the determination, assessment, reporting, payment, collection, or administration of any Taxes, and including any amendment thereof.

        Section 2.08.    Absence of Litigation.    Except as set forth in Section 2.08 of the Citizens First Disclosure Schedule, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of Citizens First, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does Citizens First have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of Citizens First, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to Citizens First, CF Bank or the Trust as a result of an examination by any regulatory agency or body.

        Section 2.09.    Employment Matters.

        (a)   Except as disclosed in Section 2.09(a) of the Citizens First Disclosure Schedule, each of Citizens First, CF Bank and the Trust, is not a party to or bound by any contract, arrangement or understanding (written or otherwise) for the employment, retention or engagement of any past or present officer or employee that, by its terms, is not terminable by Citizens First, CF Bank or the Trust, respectively, for any reason or for no reason, on thirty (30) days' written notice or less without the payment of any amount by reason of such termination.

        (b)   Citizens First, CF Bank and the Trust are and have been in material compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) Citizens First, CF Bank and the Trust are not engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA); (ii) there is no unfair labor practice or employment-related complaint against Citizens First, CF Bank or the Trust pending or, to the knowledge of Citizens First, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC), the Kentucky Commission on Human Rights ("KCHR"), the Kentucky Labor Cabinet (or Kentucky OSH) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions; (iii) there is no labor dispute, strike, slowdown or stoppage, or union representation proceedings or organizing activity actually occurring, pending or, to the knowledge of Citizens First, threatened against or directly affecting Citizens First, CF Bank or the Trust; and (iv) neither Citizens First nor CF Bank or the Trust has experienced any material work stoppage or other material labor difficulty during the past five (5) years.

        (c)   Except as disclosed in Section 2.09(c) of the Citizens First Disclosure Schedule, neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of Citizens First, CF Bank or the Trust from any of such entities, (ii) increase any benefit otherwise payable under any of their respective employee plans or (iii) result in the acceleration of the time of payment of any such benefit. No amounts paid or payable by Citizens First, CF Bank or the Trust to or with respect to any employee or former employee of Citizens First, CF Bank or the Trust will fail to be deductible for federal income tax purposes by reason of Sections 162(m), 280G or 404 of the Code or otherwise.

        (d)   Except as set forth in Section 2.09(d) of the Citizens First Disclosure Schedule, all accrued obligations and liabilities of Citizens First, CF Bank or the Trust, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative)

with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by Citizens First, CF Bank or the Trust for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by Citizens First, CF Bank or the Trust in accordance with generally accepted accounting and actuarial principles. Except as set forth in Section 2.09(d) of the Citizens First Disclosure Schedule, all obligations and liabilities of Citizens First, CF Bank and the Trust, whether arising by operation of law, by contract, or by past custom, for all forms of compensation, including, without limitation, deferred compensation, which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with GAAP. All accruals and reserves referred to in this Section 2.09(d) are correctly and accurately reflected and accounted for in the books, statements and records of Citizens First, CF Bank and the Trust.

        Section 2.10.    Reports.    Since January 1, 2014, Citizens First, CF Bank and the Trust have timely filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that were required to be filed with (i) the Securities and Exchange Commission ("SEC"), (ii) the FRB, (iii) the FDIC, (iv) the KDFI, and (v) any other governmental authority with jurisdiction over Citizens First, CF Bank or the Trust. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. Except as set forth in Section 2.10 of the Citizens First Disclosure Schedule, there is no unresolved violation with respect to any report or statement filed by, or any examination of, Citizens First, CF Bank or the Trust.

        Section 2.11.    Investment Portfolio.    All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by CF Bank, as reflected in the CF Bank Call Reports, are carried on the books of CF Bank in accordance with GAAP. CF Bank does not engage in activities that would require that it establish a trading account under applicable regulatory guidelines and interpretations.

        Section 2.12.    Loan Portfolio.

        (a)   All loans and discounts shown in the CF Bank Call Reports, or which were entered into after December 31, 2017, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of CF Bank, in accordance in all material respects with CF Bank's lending policies and practices unless otherwise approved by CF Bank's Board of Directors, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine. CF Bank has in all material respects complied and will through the Closing Date continue to comply in all material respects with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as disclosed in Section 2.12(a) of the Citizens First Disclosure Schedule, CF Bank has not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Citizens First has no knowledge that any condition of property in which CF Bank has an interest as collateral to secure a loan or that is held as an asset of any trust violates the Environmental Laws (as defined in Section 2.15) in any material respect or obligates Citizens First, or CF Bank, or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.

        (b)   Except as set forth in Section 2.12(b) of the Citizens First Disclosure Schedule, there is no loan of CF Bank in excess of One Hundred Thousand Dollars ($100,000) that has been classified by Citizens First, applying applicable regulatory examination standards, as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss," nor is there any loan of CF Bank in excess of One Hundred Thousand Dollars ($100,000) that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. CF Bank's report of classified assets and all loans in excess of One Hundred Thousand Dollars ($100,000) that the President and Chief Executive Officer and the Chief Financial Officer of Citizens First (collectively, "Citizens First's Management") have determined to be ninety (90) days or more past due with respect to principal or interest or have placed on nonaccrual status are set forth in the Section 2.12(b) of the Citizens First Disclosure Schedule.

        (c)   The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the Citizens First Financial Statements are adequate in the judgment of Citizens First's Management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

        (d)   Except as set forth in Section 2.12(d) of the Citizens First Disclosure Schedule, none of the investments reflected in the Citizens First Financial Statements and none of the investments made by Citizens First, CF Bank or the Trust since December 31, 2017 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Citizens First, CF Bank or the Trust to dispose freely of such investment at any time. Except as set forth in Section 2.12(d) of the Citizens First Disclosure Schedule, Citizens First, CF Bank and the Trust are not parties to any repurchase agreements with respect to securities.

        Section 2.13.    ERISA.

        (a)   Section 2.13 of the Citizens First Disclosure Schedule lists all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all pension retirement, stock, stock option, equity compensation, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements and plans maintained, established, participated in, sponsored, contributed to, or required to be contributed to by Citizens First, CF Bank or any ERISA Affiliate (as hereinafter defined) or under which any officer or employee of Citizens First or CF Bank or an ERISA Affiliate participates in his or her capacity as such an officer or employee, or with respect to which Citizens First, CF Bank or any ERISA Affiliate may have any liability or obligation (referred to individually as a "Plan" and collectively as the "Plans," unless otherwise specifically provided herein). For purposes of this Section 2.13, the term "ERISA Affiliate" means any person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with Citizens First or CF Bank under Section 414 of the Code. Since December 31, 2016, neither Citizens First, CF Bank nor any ERISA Affiliate has maintained any "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) or any "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) except for those Plans listed on the Disclosure Schedule. Neither Citizens First nor CF Bank has established, and does not maintain, participate in, sponsor, contribute to, and is not required to contribute to, any other employee benefit policies or practices, aside from the Plans listed in Section 2.13 of the Citizens First Disclosure Schedule.

        (b)   As applicable, with respect to each of the Plans, Citizens First has delivered to GABC true and complete copies of (i) all Plan documents (including all amendments and modifications thereof) and in the case of an unwritten Plan, a written description thereof, and in either case all material related agreements that are currently in force including the trust agreement and amendments thereto, insurance contracts, administrative services agreements, and investment management agreements; (ii) the last three (3) filed Form 5500 series and all schedules and financial statements attached thereto, if any, required under ERISA or the Code in connection with each such Plan; (iii) the current summary plan descriptions and all material modifications thereto, if any, required under ERISA in connection with each such Plan; (iv) the three (3) most recent actuarial reports, financial statements and trustee reports; (v) copies of all private letter rulings, requests and determination letters issued with respect to the Plans and filings, summaries of self-corrections or other corrections made under the Employee Plans Compliance Resolution System as set forth in Revenue Procedure 2018-52, and any predecessor or successor thereto ("EPCRS"), or the Voluntary Fiduciary Correction or the Delinquent Filer Voluntary Compliance programs with respect to the Plans within the past three (3) years; (vi) all material communications to any employee or employees of Citizens First or CF Bank relating to any such Plan and any proposed Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Citizens First or the CF Bank, (vii) all correspondence to or from any governmental agency relating to any such Plan, (viii) all model COBRA (as hereinafter defined) forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each such Plan, (x) all non-discrimination or other testing results required under Code section with respect to each such Plan for the three (3) most recent plan years, (xi) if applicable, all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each such Plan, (xii) the form of all privacy notices and all business associate agreements to the extent required under the Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA"); and (xiii) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Plan.

        (c)   Citizens First and CF Bank have performed all material obligations required to be performed by them under, are not in material default or material violation of, and neither Citizens First nor CF Bank has knowledge of any default or violation by any other party to, any Plan. All Plans listed on the Citizens First Disclosure Schedule comply in form and in operation in all material respects with all applicable requirements of law and regulation, including but not limited to the Code and ERISA. Except as listed on Section 2.13 of the Citizens First Disclosure Schedule, each "employee pension benefit plan," within the meaning of Section 3(2) of ERISA ("Pension Plan"), maintained or contributed to by Citizens First and CF Bank and which is intended to meet the qualification requirements of Section 401(a) of the Code has met such requirements at all times and has been and continues to be tax exempt under Section 501(a) of the Code, has been timely amended to comply with the provisions of recent legislation commonly referred to as "EGTRRA," the Pension Protection Act, commonly referred to as "PPA," and additional changes in law, has been timely submitted to the Internal Revenue Service (IRS) for a determination letter that takes amendments for EGTRRA, PPA and additional changes in law into account within the applicable remedial amendment period specified by Section 401(b) of the Code (or is entitled to rely on an opinion letter from the IRS), has received a determination letter from the IRS advising that such Plan is so qualified (or is entitled to rely on an opinion letter from the IRS), and nothing has occurred that could adversely affect the qualification of such Plan and no such determination letter (or an opinion letter from the IRS) received with respect to any Plan has been revoked, nor, to the knowledge of Citizens First, is it reasonably expected that any such letter would be revoked. Except as disclosed in Section 2.13 of the Citizens First Disclosure Schedule, neither Citizens First nor CF Bank has (i) become subject to any disallowance of deductions under Sections 419 or 419A of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; (iii) has engaged in any prohibited transaction; or (iv) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.

        (d)   Except as disclosed in Section 2.13 of the Citizens First Disclosure Schedule, each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Citizens First or CF Bank (other than ordinary benefit claims and administration expenses). Neither Citizens First nor CF Bank would have any liability or contingent liability if any Plan (including without limitation the payment by Citizens First or CF Bank of premiums for health care coverage for active employees or retirees, or the spouses or other family members of such active employees or retirees) were terminated or if Citizens First or CF Bank were to cease its participation therein. Except as disclosed in the Citizens First Disclosure Schedule, neither Citizens First nor CF Bank nor any of their affiliates or persons acting on their behalf have made any written or oral promises or statements to employees or retirees or the spouses or other family members of such employees or retirees who are now living which might reasonably have been construed by them as promising "lifetime" or other vested rights to benefits under any Plan that cannot be unilaterally terminated or modified by Citizens First or CF Bank at their discretion at any time without further obligation.

        (e)   Except as disclosed in Section 2.13 of the Citizens First Disclosure Schedule, in the case of each Plan which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such Plan equals or exceeds the present value of all accrued benefits thereunder, both vested and nonvested, on a termination basis, as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA.

        (f)    On a timely basis, Citizens First and CF Bank have made all contributions or payments to or under each Plan as required pursuant to each such Plan, any collective bargaining agreements or other provision for reserves to meet contributions and payments under such Plans, which have not been made because they are not yet due.

        (g)   Except as provided in the Citizens First Disclosure Schedule, no Plan has ever acquired or held any "employer security" or "employer real property" (each as defined in Section 407(d) of ERISA).

        (h)   Neither Citizens First nor CF Bank has ever contributed to or is obligated to contribute under any "multiemployer plan" (as defined in Section 3(37) of ERISA). Except as disclosed in Section 2.13 of the Citizens First Disclosure Schedule, neither Citizens First nor CF Bank has ever maintained, established, sponsored, participated in, or contributed to, any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Except as set forth in Section 2.13 of the Citizens First Disclosure Schedule, none of the Plans is a multiple employer plan (as defined in Section 413(c) of the Code) and neither Citizens First nor CF Bank has participated in or been obligated to contribute to a multiple employer plan (as defined in Section 413(c) of the Code). None of the Plans is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

        (i)    Citizens First and CF Bank have complied in all material respects with all requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), HIPAA, the Family and Medical Leave Act of 1993, as amended, the Women's Health and Cancer Rights Act of 1998, the Newborns' and Mothers' Health Protection Act of 1996 and any similar provisions of state law applicable to their employees, to the extent so required. To the extent required under HIPAA and the regulations issued thereunder, Citizens First and CF Bank have, prior to the Effective Time, performed all material obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither Citizens First nor CF Bank has unsatisfied material obligations to any employees or qualified beneficiaries pursuant to COBRA,

HIPAA or any state law governing health care coverage or extension. Except as listed in the Citizens First Disclosure Schedule, neither Citizens First nor CF Bank provides or is obligated to provide health or welfare benefits to any current or future retired or former employee, or the spouse or other family member of such retired or former employee, other than any benefits required to be provided under COBRA. Each Plan is in material compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.

        (j)    There are no pending audits or investigations by any governmental agency involving the Plans, and to Citizens First's knowledge no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Plans), suits or proceedings involving any Plan, any fiduciary thereof or service provider thereto, nor to Citizens First's knowledge is there any reasonable basis for any such claim, suit or proceeding.

        (k)   Since January 1, 2016, there has been no amendment to, announcement by Citizens First or CF Bank relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of persons employed by Citizens First or CF Bank or promotions of existing employees in the ordinary course of business consistent with past practice.

        (l)    Except as disclosed in the Citizens First Disclosure Schedule, the Mergers will not result in the payment, vesting or acceleration of any benefit under any Plan sponsored or contributed to by Citizens First or CF Bank. Except as disclosed in Section 2.13 of the Citizens First Disclosure Schedule, no Plan provides for "parachute payments" within the meaning of Section 280G of the Code.

        Section 2.14.    Title to Properties; Insurance.    Each of Citizens First, CF Bank and the Trust own good, marketable and indefeasible fee simple title to all real properties reflected on the Citizens First Financial Statements as being owned by such entities and used by Citizens First, CF Bank or the Trust in their respective businesses (collectively, the "Fee Real Estate"), free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Citizens First Financial Statements and easements, rights-of-way, and other restrictions of record which would not materially interfere, prevent or frustrate the current use of the Fee Real Estate). A list and description of the locations of all Fee Real Estate are set forth in Section 2.14(i) of the Citizens First Disclosure Schedule. Except as otherwise disclosed to GABC, the Fee Real Estate is not subject to any lease, option to purchase, right of first refusal, purchase agreement or grant to any Person of any right relating to the purchase, use, occupancy or enjoyment of such property or any portion thereof. To the knowledge of Citizens First, no portion of the Fee Real Estate is operated as a nonconforming use under applicable zoning codes. To the knowledge of Citizens First, no portion of the Fee Real Estate is located in either a "Special Flood Hazard Area" pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a "100 year" flood as provided by any Governmental Entity. All material leasehold interests used by Citizens First and CF Bank in their respective operations (collectively, the "Leased Real Estate" and, together with the Fee Real Estate, the "Real Estate") are held pursuant to lease agreements (collectively, the "Leases") which are valid and enforceable in accordance with their terms. True, complete and correct copies of the Leases have been provided to GABC, and a list of the Leases are set forth in Section 2.14(ii) of the Citizens First Disclosure Schedule. There is no breach or default in any material respect by any party under any Lease that is currently outstanding, and no party to any Lease has given notice (whether written or oral) of, or made a claim with respect to, any breach or default thereunder. None of the Leased Real Estate is subject to any sublease or grant to any Person of any right to the use, occupancy or enjoyment of the property or any portion thereof. Except as set forth in Section 2.14(iii) of the Citizens First Disclosure Schedule, no consent under any Lease is required in connection with the transactions contemplated by this Agreement. To the knowledge of Citizens First, the Real Estate complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to the knowledge of Citizens First, threatened with respect to the Real Estate. All licenses and permits necessary for the occupancy and use of the Real Estate for the current use of the Real Estate have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the Real Estate are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof. Citizens First, CF Bank and the Trust have valid title or other ownership or use rights under licenses to all material intangible personal or intellectual property used by Citizens First, CF Bank or the Trust in their respective businesses free and clear of any claim, defense or right of any other person or entity that is material to Citizens First's, CF Bank's or the Trust's ownership or use rights to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable properties owned or held by Citizens First, CF Bank or the Trust are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.

        Section 2.15.    Environmental Matters.

        (a)   As used in this Agreement, "Environmental Laws" means all local, state and federal environmental laws and regulations in all jurisdictions in which Citizens First, CF Bank or the Trust has done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Toxic Substances Control Act.

        (b)   To the knowledge of Citizens First and CF Bank, neither (i) the conduct by Citizens First, CF Bank or the Trust of operations at any property, whether currently or previously owned or leased, nor (ii) any condition of any property currently or previously owned or leased by Citizens First, CF Bank or the Trust nor, (iii) the condition of any property currently or previously held by Citizens First, CF Bank or the Trust, violates or violated Environmental Laws in any material respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) Citizens First, CF Bank or the Trust to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Citizens First, CF Bank and the Trust have not received any written notice from any person or entity that Citizens First, CF Bank or the Trust, or the operation of any facilities or any property currently or previously owned or leased by any of them, or currently or previously held as a trust asset, are or were in violation of any Environmental Laws or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

        Section 2.16.    Compliance with Law.    Citizens First, CF Bank and the Trust have not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of Citizens First's Management, could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on Citizens First. Citizens First, CF Bank and the Trust each have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations. The offer and sale by Citizens First of shares of Citizens First Common that are issued and outstanding, and the issuance of Citizens First Common to holders of Performance Units that have occurred or may occur prior to the Closing Date, have been and will be either registered or qualified under the Securities Act of 1933, as amended (the "1933 Act"), and the securities laws of all states or other jurisdictions that may be applicable, or have been or will be exempt from such registration and qualification requirements. Citizens First, CF Bank and the Trust are not subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of Citizens First, CF Bank or the Trust. CF Bank has not received any notice of enforcement actions or criticisms since January 1, 2015 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. Citizens First has not received any notice of enforcement actions or criticisms since January 1, 2015, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to Citizens First. CF Bank received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. To the knowledge of Citizens First and CF Bank, there is no fact or circumstance or set of facts or circumstances that would cause CF Bank to fail to comply with such provisions or cause the CRA rating of CF Bank to fall below satisfactory.

        Section 2.17.    Brokerage.    Except for Citizens First's and CF Bank's arrangement with KBW, there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Holding Company Merger and the Bank Merger payable by Citizens First or CF Bank.

        Section 2.18.    Material Contracts.    Except as set forth in Section 2.18 of the Citizens First Disclosure Schedule, each of Citizens First, CF Bank or the Trust is not a party to or bound by any oral or written (i) material agreement, contract or indenture under which it has borrowed or will borrow money (not including federal funds and money deposited, including without limitation, checking and savings accounts and certificates of deposit and borrowings from the Federal Home Loan Bank Board (FHLBB) and the FRB); (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business; (iii) material contract, arrangement or understanding with any present or former officer, director or shareholder (except for deposit or loan agreements entered into in the ordinary course of business); (iv) material license, whether as licensor or licensee; (v) contract or commitment for the purchase of materials, supplies or other real or personal property in an amount in excess of One Hundred Thousand Dollars ($100,000) annually, or for the performance of services over a period of more than thirty (30) days and involving an amount in excess of One Hundred Thousand Dollars ($100,000) annually; (vi) joint venture or partnership agreement or arrangement; (vii) contract, arrangement or understanding with any present or former agent, consultant, representative, broker, adviser, finder, or business intermediary that, by its terms, is not terminable by Citizens First, CF Bank or the Trust, respectively, for any reason or for no reason, (A) in the case of such a person who has (or at the time of the entry into such a binding commitment had) no material relationship with any past or present officer, employee, shareholder, or director of Citizens First, CF Bank or the Trust, without the payment of any amount greater than Twenty-Five Thousand Dollars ($25,000) (in any one instance) or Fifty Thousand Dollars ($50,000) (in the aggregate), or (B) in the case of such a person who has or had such a material relationship, without the payment by reason of such termination of any amount; or (viii) material contract, agreement or other commitment not made in the ordinary course of business.

        Section 2.19.    Compliance with Americans with Disabilities Act.    (a) To the best of Citizens First's knowledge, Citizens First, CF Bank and the Trust and their respective properties (including those held by any of them in a fiduciary capacity) are in compliance with all applicable provisions of the Americans with Disabilities Act (the "ADA"), and (b) except as set forth in Section 2.19 of the Citizens First Disclosure Schedule, no action under the ADA against Citizens First, CF Bank or the

Trust, or any of their properties, has been initiated nor, to the best of Citizens First's knowledge, has been threatened or contemplated.

        Section 2.20.    Absence of Undisclosed Liabilities.    Except as set forth in Section 2.20 of the Citizens First Disclosure Schedule, Citizens First, CF Bank and the Trust do not have any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Citizens First Financial Statements, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Fifty Thousand Dollars ($50,000) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since December 31, 2017 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on Citizens First, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement, and (e) unfunded loan commitments made in the ordinary course of the CF Bank's business consistent with past practices.

        Section 2.21.    Deposit Insurance.    The deposits of CF Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and CF Bank has paid all premiums and assessments with respect to such deposit insurance.

        Section 2.22.    Absence of Defaults.    Citizens First, CF Bank and the Trust are not in violation of its respective organizational documents or to the knowledge of Citizens First in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to Citizens First's Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.

        Section 2.23.    Tax and Regulatory Matters.    Each of Citizens First, CF Bank and the Trust has not taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

        Section 2.24.    Securities Law Compliance.    Shares of Citizens First Common are traded on the NASDAQ Global Market under the symbol "CZFC." Citizens First has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto. Citizens First represents that the preceding sentence also applies to shares of Citizens First Common held in the CFB 401(k) Plan (as defined in Section 4.11). Since January 1, 2017, Citizens First has filed all reports and other documents required to be filed by it under the Securities and Exchange Act of 1934 (the "1934 Act") and the 1933 Act, including Citizens First's Annual Report on Form 10-K for the year ended December 31, 2017, copies of which have previously been delivered to GABC. Since January 1, 2017, all such SEC filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.

        Section 2.25.    Shareholder Rights Plan.    Other than any provisions in its Articles of Incorporation and Bylaws which may be deemed to have an anti-takeover effect, Citizens First does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Citizens First or CF Bank or which may be considered an anti-takeover mechanism.

        Section 2.26.    Indemnification Agreements.    Except as set forth in Section 2.26 of the Citizens First Disclosure Schedule, Citizens First, CF Bank or the Trust is not a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the organizational documents of Citizens First, CF Bank or the Trust.

        Section 2.27.    Statements True and Correct.    To the best of the knowledge of Citizens First, none of the information supplied or to be supplied by Citizens First or CF Bank for inclusion in any documents to be filed with the FRB, the KDFI, the Indiana Department of Financial Institutions ("IDFI"), the FDIC, the SEC or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

        Section 2.28.    Citizens First's Knowledge.    With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of Citizens First" or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of Citizens First, CF Bank or the Trust shall be considered to be within the knowledge of Citizens First.

        Section 2.29.    Nonsurvival of Representations and Warranties.    The representations and warranties contained in this Article II shall expire on the Closing Date or the earlier termination of this Agreement, and, thereafter, Citizens First, CF Bank and the Trust and all directors and officers of Citizens First, CF Bank and the Trust shall have no further liability with respect thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
GABC AND GERMAN AMERICAN

        GABC and German American hereby jointly and severally make the following representations and warranties to Citizens First and CF Bank:

        Section 3.01.    Organization and Capital Stock.

        (a)   GABC is a corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

        (b)   German American is a corporation duly incorporated and validly existing under the IFIA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the capital stock of German American is owned by GABC.

        (c)   GABC has authorized capital stock of (i) 45,000,000 shares of GABC Common, no par value, of which, as of November 1, 2018, 24,959,106 shares were issued and outstanding, and (ii) 750,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding, and there has been no material change in such capitalization or issued or outstanding shares since November 1, 2018 (other than issuances of restricted shares to officers and directors in the ordinary course of business). All of the issued and outstanding shares of GABC Common are duly and validly issued and outstanding, fully paid and non-assessable.

        (d)   The shares of GABC Common that are to be issued to the holders of Citizens First Common pursuant to the Holding Company Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable.

        Section 3.02.    Authorization.    The Boards of Directors of GABC and German American and the sole shareholder of German American have, by all appropriate action, approved this Agreement and the Mergers and authorized the execution hereof on GABC's and German American's behalf, as applicable, by their respective duly authorized officers and the performance by each such entity of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of GABC or German American, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries is bound or subject would prohibit GABC or German American from entering into and consummating this Agreement and the Mergers on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by GABC and German American and constitutes a legal, valid and binding obligation enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equitable principles. No other corporate acts or proceedings are required by law to be taken by GABC or German American to authorize the execution, delivery and performance of this Agreement. Except for any requisite approvals of the FRB, FDIC, the KDFI and the IDFI, and the SEC's order declaring effective GABC's registration statement under the 1933 Act with respect to the Holding Company Merger, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or the consummation of the Mergers by GABC or German American. Neither GABC nor German American is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, its articles of incorporation or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

        Section 3.03.    Subsidiaries.    Each of GABC's subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

        Section 3.04.    Financial Information.

        (a)   The consolidated balance sheet of GABC and its subsidiaries as of December 31, 2017 and 2016 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 2017, together with the notes thereto, included in GABC's Annual Report on Form 10-K for the annual period then ended (the "10-K") and the consolidated balance sheets of GABC as of September 30, 2018, and related consolidated statements of income and cash flows included in GABC's Quarterly Report on Form 10-Q for the quarterly period then ended (the "10-Q") (together, the financial statements included in the 10-K and the 10-Q are referred to herein as the "GABC Financial Statements") have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of GABC and its consolidated subsidiaries as of the dates and for the periods indicated.

        (b)   Neither GABC nor German American has any material liability, fixed or contingent, except to the extent set forth in the GABC Financial Statements or incurred in the ordinary course of business since December 31, 2017.

        Section 3.05.    Absence of Changes.    Since December 31, 2017, there has not been any material adverse change in the consolidated financial condition or the consolidated results of operations or the business of GABC and its subsidiaries, taken as a whole.

        Section 3.06.    Reports.

        (a)   Since January 1, 2014, GABC and each of its subsidiaries have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the FRB, (iii) the FDIC, (iv) the IDFI, (v) any applicable state securities or banking authorities, and (vi) any other governmental authority with jurisdiction over GABC or any of its subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

        (b)   GABC has filed all reports and other documents required to be filed under the 1933 Act and the 1934 Act, required to be filed by it (collectively, the "SEC Reports"). All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. GABC has made available to Citizens First copies of all comment letters received by GABC from the SEC since January 1, 2014 relating to the SEC Reports, together with all written responses of GABC thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by GABC, and to the knowledge of GABC, none of the SEC Reports is the subject of any ongoing review by the SEC.

        Section 3.07.    Absence of Litigation.    There is no material litigation, claim or other proceeding pending or, to the knowledge of GABC, threatened, before any judicial, administrative or regulatory agency or tribunal against GABC or any of its subsidiaries, or to which the property of GABC or any of its subsidiaries is subject, which is required to be disclosed in SEC reports under Item 103 of Regulation S-K, and which has not been so disclosed.

        Section 3.08.    Absence of Agreements with Banking Authorities.    Except as set forth in Section 3.08 of the disclosure schedule that has been prepared by GABC and delivered by GABC to Citizens First in connection with the execution and delivery of this Agreement (the "GABC Disclosure Schedules"), neither GABC nor any of its subsidiaries is subject to any order (other than orders applicable to bank holding companies or banks generally), or is a party to any agreement or memorandum of understanding with (or any resolution of its board of directors suggested by) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including, without limitation the FDIC, the IDFI, and the FRB, in each case that has been issued, executed or delivered on or after January 1, 2015.

        Section 3.09.    Environmental Matters.    Except as set forth on Section 3.09 of the GABC Disclosure Schedules, to the knowledge of GABC and German American, neither (i) the conduct by GABC or German American or their subsidiaries of operations at any property, whether currently or previously owned or leased, nor (ii) any condition of any property currently or previously owned or leased by GABC or German American or their subsidiaries, nor (iii) the condition of any property currently or previously held by GABC or German American or their subsidiaries as a trust asset, violates or violated Environmental Laws in any respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) GABC or German American or their subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. GABC and German American have not received any notice from any person or entity that GABC or German American or their subsidiaries or the operation of any facilities or any property currently or previously owned or leased by any of them, or currently or previously held as a trust asset, are or were in violation of any Environmental Laws or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

        Section 3.10.    Compliance with Law.    GABC and its subsidiaries have not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of GABC and German American, could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on GABC. GABC and its subsidiaries each have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations. GABC and its subsidiaries are not subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of GABC and its subsidiaries. Except as set forth on Section 3.10 of the GABC Disclosure Schedules, German American has not received any notice of enforcement actions or criticisms since January 1, 2015 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. GABC has not received any notice of enforcement actions or criticisms since January 1, 2015, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to GABC. German American received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. To the knowledge of GABC and German American, there is no fact or circumstance or set of facts or circumstances that would cause German American to fail to comply with such provisions or cause the CRA rating of German American to fall below satisfactory.

        Section 3.11.    Brokerage.    Other than GABC's engagement of Sandler O'Neill & Partners, L.P., there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Holding Company Merger or the Bank Merger payable by GABC and its subsidiaries or German American.

        Section 3.12.    Sufficient Financial Resources.    GABC will have at the Closing sufficient financial resources to pay the aggregate cash portion of the Merger Consideration and to pay any other amounts payable by it pursuant to this Agreement. As of the date hereof, each of GABC and German American is "well-capitalized" under applicable regulatory definitions.

        Section 3.13.    Tax and Regulatory Matters.    Each of GABC and German American has not taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) prevent GABC from consummating the transactions contemplated by this Agreement or materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

        Section 3.14.    Securities Law Compliance.    Shares of GABC Common are traded on the NASDAQ Global Market under the symbol of "GABC." GABC has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto.

        Section 3.15.    Statements True and Correct.    To the best of the knowledge of GABC, none of the information supplied or to be supplied by GABC and its subsidiaries for inclusion in any documents to be filed with the FRB, the KDFI, the IDFI, the FDIC, the SEC or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

        Section 3.16.    GABC's Knowledge.    With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of GABC" or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of GABC or German American shall be considered to be within the knowledge of GABC.

        Section 3.17.    Nonsurvival of Representations and Warranties.    The representations and warranties contained in this Article III shall expire on the Closing Date or the earlier termination of this Agreement, and thereafter GABC and German American and all directors and officers of GABC and German American shall have no further liability with respect thereto.

ARTICLE IV

COVENANTS OF CITIZENS FIRST AND CF BANK

        Section 4.01.    Conduct of Business.

        (a)   From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or as required under applicable law in Citizens First's Management's reasonable judgment (provided that Citizens First gives GABC prompt notice that it has determined that such is required under applicable law), Citizens First, CF Bank and the Trust shall continue to carry on their respective businesses, and shall discharge or incur obligations and liabilities only in the ordinary course of business as heretofore conducted. By way of amplification and not limitation with respect to the foregoing obligation, except as otherwise provided in this Agreement or as set forth on Section 4.01 of the Citizens First Disclosure Schedule, Citizens First, CF Bank and the Trust will not, without the prior written consent of GABC (which will not be unreasonably withheld, conditioned, or delayed with respect to the following subparagraphs (vi), (vii), (viii), (x), (xi), (xii), (xiii), (xiv), (xv), (xviii), (xix), (xx), and (xxi)):

            (i)  declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, except Citizens First's quarterly cash dividend in an amount not to exceed $0.07 per share; provided, however, Citizens First and GABC shall coordinate Citizens First's dividend schedule for the quarter in which the Closing occurs so that Citizens First's shareholders receive dividends for one but not both GABC Common and Citizens First Common for the same calendar quarter; or

           (ii)  issue (or agree to issue) any common, other capital stock or equity, or trust preferred securities or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any such instruments; or

          (iii)  directly or indirectly redeem, purchase or otherwise acquire (or agree to redeem, purchase or acquire) any of the common or any other capital stock of Citizens First, CF Bank or the Trust; or

          (iv)  effect a split, reverse split, reclassification, or other similar change in, or of, any common or other capital stock or otherwise reorganize or recapitalize; or

           (v)  change the organizational documents of Citizens First, CF Bank or the Trust; or

          (vi)  except as contemplated by this Agreement, pay or agree to pay, conditionally or otherwise, any bonus, additional compensation (other than ordinary and normal bonuses and salary increases consistent with past practices) or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees of Citizens First, CF Bank or the Trust or, except as required by law or as contemplated by this Agreement, adopt, terminate, or make any change in any Plan or other arrangement or payment made to, for or with any consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees; provided, however, that Citizens First and CF Bank may pay the fees, expenses and other compensation of consultants, advisors, investment bankers, brokers, attorneys and accountants when, if, and as earned or payable in accordance with the terms of the contracts, arrangements or understandings of Citizens First, CF Bank or the Trust entered into in the ordinary course of business; or

         (vii)  borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or

        (viii)  make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a "Loan" and collectively, "Loans") to any one borrower, or group of affiliated or associated borrowers, if the Loan is an existing credit on the books of CF Bank or any subsidiary of CF Bank and classified or graded as "Other Loans Especially Mentioned," "Substandard," "Doubtful" or "Loss" in an amount in excess of Four Hundred Twenty-Five Thousand Dollars ($425,000) without the prior written consent of GABC, which consent shall be deemed received unless GABC shall object thereto within three (3) business days after receipt of written notice from CF Bank. CF Bank also, in respect of any one borrower or group of affiliated or associated borrowers, shall not, without the prior written consent of GABC, make, renew, modify, amend, or extend the maturity of (1) any commercial Loan in excess of Five Hundred Thousand Dollars ($500,000), (2) any 1- to-4-family, residential mortgage Loan with a loan to value ratio in excess of eighty-five percent (85%) (unless private mortgage insurance is obtained) or any other 1- to-4-family, residential mortgage Loan in excess of Four Hundred Twenty-Five Thousand Dollars ($425,000), (3) any consumer Loan in excess of Seventy-Five Thousand Dollars ($75,000); (4) any home equity Loan or line of credit in excess of One Hundred Thousand Dollars ($100,000), (5) any credit card account in excess of Ten Thousand Dollars ($10,000); or (6) any Loan participation; provided, that CF Bank may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of German American (or his or her designee) shall be provided with notice of the proposed action in writing at least three (3) business days prior thereto (or one (1) business day prior thereto in the case of a consumer Loan) and does not object; or

          (ix)  other than U.S. Treasury obligations or asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, in either case having an average remaining life of five (5) years or less (except that maturities may extend to seven (7) years on variable-rate securities), purchase or otherwise acquire any investment security for the accounts of Citizens First, CF Bank or the Trust or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities; or

           (x)  increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner consistent with market conditions and pursuant to policies consistent with past practices; or

          (xi)  enter into or amend any material lease, agreement, contract or commitment out of the ordinary course of business or amend any Lease; or

         (xii)  except in the ordinary course of business, place on any of the assets or properties of Citizens First, CF Bank or the Trust, any mortgage, pledge, lien, charge, or other encumbrance; or

        (xiii)  except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to Citizens First, CF Bank or the Trust, or any claims which either of them may possess, or voluntarily waive any material rights with respect thereto; or

        (xiv)  sell or otherwise dispose of any loan, loan participation, real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to Citizens First, CF Bank or the Trust, or encumber any real property by mortgage, lease, easement, or otherwise; or

         (xv)  foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified environmental professional reasonably acceptable to GABC, which does not indicate the presence of material or reportable quantities of pollutants, contaminants or hazardous or toxic waste materials or any recognized environmental conditions at the property; provided, however, that each of Citizens First, CF Bank or the Trust shall not be required to obtain such a report with respect to single family, non-agricultural residential property of five (5) acres or less to be foreclosed upon unless it has reason to believe that such property might contain such materials or otherwise might be contaminated or subject to a recognized environmental condition; or

        (xvi)  commit any act or fail to do any act which will cause a material breach of any material lease, agreement, contract or commitment; or

       (xvii)  violate any law, statute, rule, governmental regulation or order, which violation might have a Material Adverse Effect on its business, financial condition, or earnings; or

      (xviii)  purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of Fifty Thousand Dollars ($50,000) individually, or One Hundred Fifty Thousand Dollars ($150,000) in the aggregate for all such purchases, other than purchases of property made in the ordinary course of business in connection with loan collection activities or foreclosure sales in connection with any of CF Bank's loans; or

        (xix)  issue certificate(s) for shares of Citizens First Common to any Citizens First shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such holder(s), a surety bond from a recognized insurance company in an amount that would indemnify Citizens First (and its successors) against lost certificate(s) (but in an amount not less than one hundred fifty percent (150%) of the estimated per share value of the Merger Consideration under this Agreement), and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s); or

         (xx)  make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Citizens First, CF Bank or the Trust, surrender right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Citizens First, CF Bank or the Trust, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, except as required by law; or

        (xxi)  merge, combine, or consolidate with or, other than in the ordinary course of business consistent with past practice, sell the assets or the securities of Citizens First, CF Bank or the Trust to any other person, corporation, or entity, effect a share exchange or enter into any other transaction not in the ordinary course; or

       (xxii)  fail to maintain CF Bank's reserves for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; or

      (xxiii)  agree in writing to take any of the foregoing actions.

        (b)   Citizens First shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Citizens First Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Citizens First Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Citizens First contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the Citizens First Disclosure Schedule unless GABC shall have first consented in writing with respect thereto.

        (c)   Citizens First shall promptly notify GABC in writing of the occurrence of any matter or event known to Citizens First that is, or is likely to have, a Material Adverse Effect on the business, operations, properties, assets or condition (financial or otherwise) of Citizens First, CF Bank or the Trust.

        (d)   On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, and except with the prior written approval of GABC, Citizens First shall neither permit nor authorize its directors, officers, employees, agents or representatives (or those of CF Bank or the Trust) to, directly or indirectly, initiate, solicit or knowingly encourage, or except to the extent required under such circumstances by applicable fiduciary duties of Citizens First's Board of Directors as determined by the members of Citizens First's Board of Directors in good faith after advice to that effect given by counsel experienced in mergers and acquisitions under Kentucky law (in which case GABC's prior written approval shall not be required), provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to Citizens First (each, an "Acquisition Transaction"), CF Bank or the Trust, to which Citizens First, CF Bank or the Trust or their respective shareholders or members may become a party.

        (e)   Citizens First shall promptly communicate to GABC the terms of any inquiry, proposal, indication of interest, or offer which Citizens First, CF Bank or the Trust may receive with respect to an Acquisition Transaction, including the fact that information has been shared pursuant to the fiduciary duty exception set forth in subparagraph (d) above, and the identity of the person or entity making such inquiry or proposal or receiving such information. Citizens First shall also keep GABC reasonably informed of the status and details (including amendments or proposed amendments) of any such inquiry, proposal, indication of interest or offer. This subsection (e) shall not authorize Citizens First, CF Bank or the Trust, or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party or (except as permitted by subsection (d) hereof) to furnish information to any third party or to cooperate in any way with the making of a proposal, indication of interest, or offer with respect to an Acquisition Transaction.

        (f)    Citizens First, CF Bank and the Trust shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

        Section 4.02.    Subsequent Discovery of Events or Conditions.    Citizens First shall, in the event Citizens First, CF Bank or the Trust obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to GABC and German American under Article II had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to Citizens First, CF Bank or the Trust) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article IV of this Agreement, give prompt notice thereof to GABC.

        Section 4.03.    Shareholder and Other Approvals; Cooperation.

        (a)   Citizens First shall submit this Agreement to its shareholders for approval and adoption at a special meeting (or, if timely, its annual meeting) (the "Citizens First Shareholder Meeting") to be called and held in accordance with applicable law and the Articles of Incorporation and Bylaws of Citizens First as promptly as practicable (but in no event later than forty-five (45) days following the time when the Registration Statement becomes effective). Unless precluded by applicable fiduciary duties of Citizens First's Board of Directors under Kentucky law as determined by the members thereof in good faith after advice to that effect given by counsel experienced in mergers and acquisitions under Kentucky law, the Board of Directors of Citizens First, acting unanimously, shall recommend to Citizens First's shareholders that such shareholders approve and adopt this Agreement and the Holding Company Plan of Merger and the Holding Company Merger contemplated hereby and thereby. Citizens First shall use its best efforts to perform and fulfill all other conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and provisions hereof. Citizens First shall furnish (or cause CF Bank or the Trust, as applicable, to furnish) to GABC in a timely manner all information, data and documents in the possession of Citizens First, CF Bank or the Trust requested by GABC as may be required to obtain any necessary regulatory or other approvals of the Mergers (all of which shall be true, accurate and complete, to the best of the knowledge of their respective management) and shall otherwise cooperate fully with GABC to carry out the purpose and intent of this Agreement. Citizens First, CF Bank and the Trust shall not (a) knowingly take any action that would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

        (b)   CF Bank shall submit the Bank Merger Agreement to Citizens First, as its sole shareholder, for approval by unanimous written consent without a meeting in accordance with applicable law and the Articles of Incorporation and By-laws of CF Bank at a date reasonably in advance of the filing of applications for regulatory approval of the Bank Merger. The Board of Directors of CF Bank shall recommend approval of the Bank Merger Agreement and the Bank Merger to Citizens First, as the sole shareholder of CF Bank, and Citizens First, as sole shareholder of CF Bank, shall approve the Bank Merger Agreement and the Bank Merger.

        (c)   Promptly after the date of this Agreement, CF Bank shall confirm whether Kentucky Trust Company, as the trustee of the CFB 401(k) Plan (as defined in Section 4.11), is willing to oversee, for the shares of Citizens First Common held in the CFB 401(k) Plan, to be voted at the Citizens First Shareholder Meeting in accordance with directions provided by each participant or beneficiary in the CFB 401(k) Plan with respect to any shares of Citizens First Common allocated to the account of such participant or beneficiary in the CFB 401(k) Plan, and to vote any shares of Citizens First Common held in the CFB 401(k) Plan that are not directed by participants or beneficiaries in the CFB 401(k) Plan. If Kentucky Trust Company is not willing to do these things, CF Bank and/or Citizens First shall take steps, promptly after the date of this Agreement, to locate and engage (provided that commercially reasonable terms for such engagement can be obtained) a qualified independent person or entity to do these things with respect to the shares of Citizens First Common held in the CFB 401(k) Plan.

        Section 4.04.    SEC Registration Matters.    Citizens First shall cooperate with GABC in the preparation and filing of the Registration Statement described by Section 5.01, and Citizens First and CF Bank shall use their reasonable best efforts in the taking of any other action required to be taken under any applicable federal or state securities laws in connection with the Mergers and shall furnish all information concerning it and its management and directors and the holders of its capital stock as may be reasonably requested in connection with any such action.

        Section 4.05.    Environmental Reports.    Citizens First shall cooperate with an environmental professional designated by GABC that is reasonably acceptable to Citizens First (the "Designated Environmental Consultant") to conduct a Phase I Environmental Site Assessment (ESA) and, if necessary, based on the identification of recognized environmental conditions, controlled recognized environmental conditions and/or historical recognized environmental conditions (collectively, "RECs") and/or data gaps in such Phase I ESA, a Phase II environmental investigation (Phase II) on all real property owned or leased (other than in connection with the operation of ATMs located on leased real estate) by Citizens First, CF Bank or the Trust as of the date of this Agreement, and (except as otherwise provided in Section 4.01.(a)(xv)) any real property acquired or leased (other than in connection with the operation of ATMs located on leased real estate) by Citizens First, CF Bank or the Trust after the date of this Agreement (collectively, the "Citizens First Property"). German American shall be responsible for the costs of the Phase I's and German American and CF Bank shall each be responsible for fifty percent (50%) of the costs of any Phase II's.

        The Designated Environmental Consultant shall prepare a DRAFT Phase I ESA report(s) identifying RECs in connection with any Citizens First Property, in compliance with ASTM Standard E 1527-13 (Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process). GABC shall furnish to Citizens First the draft Phase I ESA report(s) that it receives with respect to any Citizens First Property promptly upon GABC's receipt of such draft report, but in no event later than five (5) business days after its receipt thereof. Citizens First shall provide to GABC any comments or concerns in connection with the draft Phase I ESA report(s) within five (5) business days following its receipt of the draft report from GABC, and GABC shall provide Citizens First's comments to the Designated Environmental Consultant. GABC and the Designated Environmental Consultant shall consult with Citizens First as reasonably necessary to resolve any questions or disagreements regarding the content of the draft Phase I ESA report(s). GABC shall furnish the Final Phase I ESA report(s), which will reflect Citizens First's input to the extent independently determined reasonable to include by the Designated Environmental Consultant, promptly upon GABC's receipt of such report, but in no event later than five (5) business days after its receipt thereof.

        The Designated Environmental Consultant shall provide any proposed recommendations in connection with the Final Phase I ESA in a separate letter. Any conclusions in the Final Phase I ESA shall be consistent with the requirements of ASTM Standard E1527-13 and any recommendations in such letter shall be consistent with the findings, conclusions, opinions, and data gaps described in the Final Phase I ESA report(s). GABC shall furnish a copy of the proposed recommendations promptly upon GABC's receipt, but in no event later than five (5) business days after its receipt thereof. Citizens First shall provide any comments or concerns in connection with the proposed recommendations within five (5) business days after its receipt of such recommendations from GABC, and GABC shall provide Citizens First's comments to the Designated Environmental Consultant. If GABC reasonably determines after collaborating with and considering any comments from Citizens First that a Phase II environmental investigation is required as to any Citizens First Property based on the Final Phase I ESA report(s) and recommendation letter(s) prepared by the Designated Environmental Consultant, and should GABC order the Designated Environmental Consultant to perform such further investigatory procedures, Citizens First, CF Bank and the Trust shall cooperate with such further investigatory procedures.

        Should GABC, on the basis of the results of any Phase II Report(s) prepared by the Designated Environmental Consultant, reasonably determine that (A) the aggregate costs of taking all remedial and corrective actions and measures recommended by the Designated Environmental Consultant based upon the findings of the Phase II Report(s), in the aggregate (including the aggregate costs of the taking of the further investigative procedures and the obtaining of the Phase II Report(s) of the results thereof), would exceed the sum of One Million Dollars ($1,000,000), or (B) that the sum of such costs identified in clause (A) cannot be reasonably estimated with any degree of certainty but could reasonably exceed the sum of One Million Dollars ($1,000,000) in the aggregate, then GABC shall have the right pursuant to Section 7.04 hereof to terminate this Agreement immediately by giving Citizens First notice of termination, specifying the basis under this Section 4.05 for doing so, without further obligation. The Effective Time Book Value (as calculated in accordance with Section 1.03(c)) shall be reduced by the costs of taking reasonable remedial and corrective actions and measures identified through the assessments and reports discussed above in this Section 4.05 in excess of One Hundred Thousand Dollars ($100,000). If such costs exceed the sum of One Million Dollars ($1,000,000) in the aggregate, then Citizens First shall have the right pursuant to Section 7.04 hereof to terminate this Agreement by giving GABC notice of termination, specifying the basis under this Section 4.05 for doing so; provided, however, Citizens First's termination right under this Section 4.05 shall cease to exist if GABC agrees, within three (3) days of receiving Citizens First's notice of termination pursuant to this Section 4.05, that such costs will not reduce the Effective Time Book Value by greater than Nine Hundred Thousand Dollars ($900,000).

        Section 4.06.    Access to Information.

        (a)   Citizens First, CF Bank and the Trust shall permit GABC and its consultants reasonable access to their properties to perform any investigations, tests, and surveys reasonably required by GABC and shall disclose and make available to GABC all books, documents, papers and records relating to their assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors', managers' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, trust files, investments files, filings with any regulatory authority, accountants' workpapers, litigation files, plans affecting employees, and any other business activities or prospects in which GABC may have a direct or an indirect interest in light of the transactions contemplated by this Agreement; provided that such access or investigation shall not interfere unnecessarily with the operations of Citizens First, CF Bank and the Trust. GABC may cause to be hired, at its expense, a mutually-agreeable third party consultant to perform cybersecurity system testing and reasonable monitoring (based on a mutually-agreeable project scope) on CF Bank's information technology systems in order to confirm that such systems are free of security breaches as defined in the project scope and, if necessary, provide remediation and notices related thereto. Citizens First and GABC will each receive the results of the testing and reasonably coordinate their efforts on any potential remediation and notices.

        (b)   During the period from the date of this Agreement to the Effective Time or the date this Agreement is terminated pursuant to Article VII, Citizens First will cause one or more of its or CF Bank's designated representatives to confer on a regular basis with the Chief Executive Officer of GABC, or any other person designated in a written notice given to Citizens First by GABC pursuant to this Agreement, to report the general status of the ongoing operations of Citizens First, CF Bank and the Trust. Citizens First will promptly notify GABC of any material change in the normal course of the operation of its business or properties, of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), of any data or security breach, or the institution or the threat of litigation involving Citizens First, CF Bank or the Trust and will keep GABC fully informed of such events. Notwithstanding the foregoing, Citizens First and CF Bank shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of CF Bank's customers, jeopardize the attorney-client privilege of the entity in possession or control of the information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        Section 4.07.    Title to Real Estate.    Citizens First shall provide copies of all existing title policies with respect to any parcel of Fee Real Estate to GABC and any other title information reasonably requested by GABC. GABC shall have the right (at GABC's expense) to obtain updated title insurance commitments with respect to any parcel of Fee Real Estate from a national title company selected by GABC (the "Title Company"), showing the condition of title to any parcel of the Fee Real Estate. GABC may also (at GABC's expense) obtain surveys of any parcel of the Fee Real Estate prepared in accordance with ALTA Minimum Standard Detail Requirements. If GABC becomes aware of any material defect, whether disclosed by a title commitment, survey or otherwise, that GABC reasonably deems unacceptable other than Standard Permitted Exceptions, GABC may notify Citizens First of such defect prior to the Closing Date. The term "Standard Permitted Exceptions" shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access and other easements, rights of way, restrictions and exceptions existing on the Fee Real Estate as shown in the title commitments or surveys, none of which impair such real property for the use and business being conducted thereon in any material respect. Citizens First shall have ten (10) days after receipt of GABC's notice to cure or remove any such unacceptable defects. If Citizens First does not cure or remove such defects within said period, and the defects would require more than One Million Dollars ($1,000,000) to cure or remove, GABC may either (i) terminate this Agreement pursuant to Section 7.04 hereof immediately by giving Citizens First notice of termination, specifying the basis under this Section 4.07 for doing so, without further obligation, or (ii) waive such defects and continue the transactions contemplated by this Agreement. The Effective Time Book Value (as calculated in accordance with Section 1.03(c)) shall be reduced by the costs to cure or remove any material defects, whether disclosed by a title commitment, survey or otherwise, that GABC reasonably deems unacceptable other than Standard Permitted Exceptions. If such costs exceed the sum of One Million Dollars ($1,000,000) in the aggregate, then Citizens First shall have the right pursuant to Section 7.04 hereof to terminate this Agreement by giving GABC notice of termination, specifying the basis under this Section 4.07 for doing so; provided, however, Citizens First's termination right under this Section 4.07 shall cease to exist if GABC agrees, within three (3) days of receiving Citizens First's notice of termination pursuant to this Section 4.07, that such costs will not reduce the Effective Time Book Value by greater than One Million Dollars ($1,000,000). At the Closing and as a condition thereto, GABC shall receive the following evidence of title with respect to any parcels of the Fee Real Estate reasonably deemed necessary by GABC (collectively, the "Title Policies"): (i) owner's policies of title insurance (or signed marked-up proforma policies or commitments binding coverage) issued by the Title Company, in amounts reasonably designated by GABC, showing a good and marketable title in the Fee Real Estate, subject only to Standard Permitted Exceptions and other exceptions reasonably acceptable to GABC, including any endorsements reasonably required by GABC and dated no earlier than the Closing Date, or (ii) such endorsements to existing title policies held by Citizens First, CF Bank or the Trust reasonably required by GABC, including, without limitation, date-down endorsements and non-imputation endorsements.

        Section 4.08.    Confidentiality.    Citizens First and CF Bank shall continue to be bound by the NDA (as defined in Section 8.07) pursuant to the terms of the NDA. Citizens First, CF Bank and the

Trust shall ensure that their respective officers, employees, and authorized representatives are subject to confidentiality duties and obligations to GABC and German American with respect to Confidential Information (as defined in the NDA) that are no less restrictive than the terms and conditions applicable to Citizens First and CF Bank under the NDA.

        Section 4.09.    Fairness Opinion.    Subject to the prior review and consent of KBW, the Citizens First Fairness Opinion shall be included in the Proxy Statement/Prospectus included as part of the Registration Statement described by Section 5.01.

        Section 4.10.    Additional Financial Information.    Citizens First shall furnish to GABC prior to the Closing the consolidated balance sheets of Citizens First as of the end of the month immediately preceding the month which immediately precedes the month in which the Effective Time occurs (e.g., if the Effective Time occurs on May 1, 2019, the consolidated balance sheets of Citizens First shall be as of March 31, 2019) and related consolidated statements of income and cash flows and changes of shareholders' equity for the same period (without footnotes), prepared in accordance with GAAP, that fairly present the consolidated financial position and the consolidated results of operations of Citizens First in all material respects as of the dates and for the periods indicated. Citizens First shall provide GABC with an opportunity to discuss such financial statements with Citizens First and Crowe Horwath LLP prior to the Closing.

        Section 4.11.    Citizens First Bank 401(k) Profit Sharing Plan.    As to the Citizens First Bank 401(k) Profit Sharing Plan (the "CFB 401(k) Plan"):

        (a)   Citizens First and CF Bank shall continue to make all contributions which either or both are required to make to the CFB 401(k) Plan, including elective deferral contributions of those CFB 401(k) Plan participants who are employed by Citizens First or CF Bank, as well as an employer matching contribution of no more than 4% of the salary of each CFB 401(k) Plan participant, which may need to be made post-Closing under the terms of the CFB 401(k) Plan.

        (b)   Citizens First and CF Bank, as applicable, shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to Citizens First and/or CF Bank as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the CFB 401(k) Plan.

        (c)   Prior to the Closing Date, and effective as of a date that is prior to the Closing Date, CF Bank and/or Citizens First agree to amend and restate the CFB 401(k) Plan, which is in a "standardized" preapproved prototype format effective as of January 1, 2016, into a "non-standardized" preapproved prototype format (or a preapproved volume submitter format) and to provide for the following in the amendment and restatement of the CFB 401(k) Plan in a non-standardized preapproved prototype format (or a preapproved volume submitter) format: (i) that Citizens First is a participating employer in the CFB 401(k) Plan; and (ii) if directed by GABC, and contingent and effective upon the Effective Time, that: (A) GABC shall become the sponsor and administrator of the CFB 401(k) Plan; (B) participation in the CFB 401(k) Plan shall be limited to persons whose primary place of work was, is or will be at a location previously owned or operated by Citizens First and/or CF Bank; (C) cash generated by the 401(k) Cash Payment for the benefit of a participant or beneficiary shall be invested in accordance with the investment election in effect for the participant or beneficiary's remaining CFB 401(k) Plan account balance; and (D) service with Citizens First and/or CF Bank shall be counted for purposes of eligibility and vesting under the CFB 401(k) Plan.

        (d)   At its discretion, GABC shall either (i) assume sponsorship of the CFB 401(k) Plan effective as of the Effective Time and, at the time determined by GABC, cause the CFB 401(k) Plan to be merged with and into the German American Bancorp, Inc. 401(k) Savings Plan (the "GABC 401(k) Plan"); or (ii) direct Citizens First and CF Bank to take steps to terminate the CFB 401(k) Plan, with a plan termination date that is immediately prior to the Effective Time (which Citizens First and

CF Bank hereby agree to take), with eligible employees at locations previously owned or operated by Citizens First and/or CF Bank being offered the opportunity to participate in the GABC 401(k) Plan subject to and pursuant to the terms thereof, and, in which case, GABC agrees that any outstanding participant loans under the CFB 401(k) Plan may be rolled over to the GABC 401(k) Plan so that participants can continue to repay outstanding loans via payroll deduction, if permitted under the terms of the respective plans.

        (e)   Citizens First and CF Bank shall undertake all such actions directed by GABC as may be necessary or appropriate, including, without limitation, notifying and signing documents requested by service providers for the CFB 401(k) Plan, in order to effectuate the actions set forth in this Section 4.11.

        Section 4.12.    Termination of Certain Arrangements.    If asked to do so by GABC prior to the Effective Time, Citizens First and/or CF Bank agree to terminate the Fiduciary Service Agreement by and between CF Bank and Kentucky Trust Company dated October 27, 1999, with such termination to be effective not later than ten days before the Citizens First Shareholder Meeting.

ARTICLE V

COVENANTS OF GABC AND GERMAN AMERICAN

        Section 5.01.    Regulatory Approvals and Registration Statement.

        (a)   GABC shall as promptly as practicable (but in no event later than forty-five (45) days after the date of this Agreement) file or cooperate with Citizens First and CF Bank in filing all regulatory applications required in order to consummate the Mergers, including all necessary applications or notices for the prior approvals of the FRB, the KDFI, the IDFI and the FDIC. GABC shall keep Citizens First reasonably informed as to the status of such applications or notices and promptly send or deliver complete copies of such applications or notices, and of any supplementally filed materials, to counsel for Citizens First.

        (b)   GABC shall prepare, in consultation with Citizens First, mutually acceptable proxy material that shall constitute the Proxy Statement/Prospectus relating to the matters to be submitted to the Citizens First shareholders at the Citizens First Shareholder Meeting and GABC shall file as promptly as practicable (but in no event later than forty-five (45) days after the date of this Agreement) with the SEC the registration statement relating to the shares of GABC Common to be issued to the shareholders of Citizens First pursuant to this Agreement (the "Registration Statement"), and shall use its best efforts to cause it to become effective as soon as practicable and thereafter, until the date of the Citizens First Shareholder Meeting, or termination of this Agreement, to keep the same effective. At the time the Registration Statement becomes effective, the form of the Registration Statement shall comply in all material respects with the provisions of the 1933 Act and the published rules and regulations thereunder, and shall (to the best of the knowledge of GABC) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. GABC shall use commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement. GABC shall promptly notify Citizens First upon the receipt of any comments from the SEC or its staff or any requirements from the SEC or its staff for amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus and shall promptly provide Citizens First with copies of all correspondence between GABC and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or filing or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, GABC (i) shall provide Citizens First with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Citizens First, and (iii) shall not file or mail such document or respond to the SEC prior to receiving Citizens First's approval, which approval shall not be withheld, conditioned or delayed unreasonably. GABC shall advise Citizens First, promptly after GABC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of GABC Common for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. At the time of the mailing thereof to the shareholders and at the time of any shareholders meeting, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall (to the best of the knowledge of GABC) not contain any untrue statement of a material fact or omit to state any material fact regarding GABC, German American or the Holding Company Merger necessary to make the statements therein not false or misleading. GABC shall promptly and properly prepare and file any other filings required under the 1934 Act relating to the Mergers, or otherwise required of it under the 1934 Act prior to the Effective Time.

        Section 5.02.    Subsequent Discovery of Events or Conditions.    GABC shall, in the event it or German American obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to Citizens First under Article III had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to GABC or German American) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article V of this Agreement, give prompt notice thereof to Citizens First.

        Section 5.03.    Consummation of Agreement.    GABC shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement. GABC and any of its subsidiaries shall not (a) knowingly take any action that would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

        Section 5.04.    Preservation of Business.    GABC shall: (a) conduct its business substantially in the manner as is presently being conducted and in the ordinary course of business and not amend its articles of incorporation in any manner that requires the approval of shareholders of GABC under the IBCL; (b) file, and cause its subsidiaries to file, all required reports with applicable regulatory authorities; (c) comply with all laws, statutes, ordinances, rules or regulations applicable to it and to the conduct of its business, the noncompliance with which results or could result in a Material Adverse Effect on the financial condition, results of operation, business, assets or capitalization of GABC on a consolidated basis; and (d) comply in all material respects with each contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party by which it is or may be subject or bound, the breach of which could result in a Material Adverse Effect on the financial condition, results of operations, business, assets or capitalization of GABC on a consolidated basis. GABC shall promptly notify Citizens First in writing of the occurrence of any matter or event known to GABC that is, or is likely to have a Material Adverse Effect on the businesses, operations, properties, assets or condition (financial or otherwise) of GABC and its subsidiaries on a consolidated basis.

        Section 5.05.    Representation on GABC Board and German American Regional Advisory Board.

        (a)   GABC shall cause one (1) person who is currently a member of the Citizens First Board of Directors (who shall be chosen by GABC in accordance with GABC's policies and requirements after consultation with Citizens First) to be appointed to the GABC Board of Directors following the Effective Time. The appointment shall occur promptly following the Effective Time, and no later than sixty (60) days after the Effective Time. The person appointed will then be nominated for election to serve for a term of three (3) years at the first annual meeting of the shareholders of GABC for which nominations remain open following the person's appointment.

        (b)   GABC shall cause all independent directors who are currently members of the CF Bank Board of Directors, other than the director appointed to GABC's Board of Directors pursuant to Section 5.05(a) hereof, to be appointed to a newly-created Regional Advisory Board of German American, as soon as practicable after the Effective Time, and in no event later than sixty (60) days after the Effective Time.

        Section 5.06.    Employee Benefit Plans and Employee Payments.

        (a)   GABC and GABC's subsidiaries, as applicable, shall provide compensation and benefits to the officers and employees of Citizens First, CF Bank and the Trust who continue as employees of GABC or any of GABC's subsidiaries after the Effective Time ("Continuing Employees") that are generally comparable to those provided to similarly situated employees of GABC and GABC's subsidiaries.

        (b)   GABC and GABC's subsidiaries, as applicable, shall cause Continuing Employees to receive credit for prior service with Citizens First, CF Bank or the Trust for purposes of eligibility and vesting under those GABC and German American employee benefit plans (in effect as of the Effective Time) that are made available to such Continuing Employees; provided, however, that in no event will any credit be given to the extent it would result in the duplication of benefits for the same period of service. Except as otherwise provided herein and subject to the consent of applicable insurance carriers and service providers, GABC may determine to keep one or more of Citizens First's or CF Bank's separate benefit plans in effect for the Continuing Employees through the last day of 2019, or thereafter, even if the Effective Time occurs prior to the last day of 2019, if permitted by applicable law and the provisions of such plans; provided, however, that, to the extent that GABC determines, in its sole discretion, that one or more of Citizens First or CF Bank's employee benefit plans should be terminated, either as of the Effective Time or such later time as GABC may determine is appropriate, Continuing Employees shall become eligible to participate in one or more similar type(s) of employee benefit plan(s) of GABC or German American, if any, (for example, 401(k) to 401(k) or life insurance to life insurance) immediately upon such termination, subject to the terms and conditions of such plan(s), with no gap in coverage except as may be required by the timing of pay dates with respect to 401(k) deferrals. To the extent that the initial period of coverage for Continuing Employees under any GABC or German American health and dental plan is not a full twelve (12) month period of coverage, such benefit plans shall provide credit for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding and comparable Citizens First or CF Bank plan during the balance of such twelve (12) month period of coverage provided that GABC can obtain, in a manner reasonably satisfactory to GABC, the necessary data.

        (c)   After the Effective Time, Citizens First's and CF Bank's paid time-off policies shall terminate and all Continuing Employees shall be subject to GABC's paid-time-off policy. Notwithstanding the foregoing, all accrued and unpaid paid time-off of Continuing Employees at the Effective Time, up to but not beyond two hundred (200) hours per Continuing Employee, shall be carried over to GABC's paid-time-off policy.

        (d)   Until the Effective Time, Citizens First, CF Bank and the Trust, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and

Sections 601 through 609 of ERISA ("COBRA") for eligible employees who incur a qualifying event before the Effective Time. GABC or a GABC subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of Citizens First, CF Bank or the Trust who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of Citizens First, CF Bank or the Trust who incurs a qualifying event before the Effective Time.

        (e)   GABC or German American intends to retain substantially all of the employees of Citizens First, CF Bank or the Trust after the Effective Time. Except for those employees entitled to the benefits set forth in Section 5.06(e) of the Citizens First Disclosure Schedule, those employees of Citizens First, CF Bank or the Trust, as of the Effective Time (i) who GABC or its subsidiaries elect not to employ after the Effective Time or who become Continuing Employees but are terminated by German American (or a subsidiary of German American) other than for cause within twelve (12) months after the Closing Date, and (ii) who sign and deliver a Termination and Release Agreement in the form attached hereto as Exhibit 5.06(e), shall be entitled to a severance payment (payable, net of deductions, in a lump-sum payment promptly upon termination of employment and provided that they have satisfied the applicable conditions for such payment) equal to two (2) weeks of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with Citizens First, CF Bank or the Trust and their successors, with a minimum of twelve (12) weeks and a maximum of twenty-six (26) weeks. In addition, any such terminated employees shall be entitled to their accrued paid-time-off and to continuation coverage under German American's group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees.

        (f)    Nothing in this Section shall be deemed to apply to employees other than those described in this Section, or to limit or modify GABC's or German American's at-will employment policy or any employee's at-will employment status. It is understood and agreed between the parties that all provisions contained in this Agreement with respect to employment, employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other Person, including, but not limited to, any Continuing Employee, any participant in any benefit or compensation plan or any beneficiary thereof. Nothing in this Agreement shall be deemed to constitute an amendment of any employee benefit plan of GABC or German American, nor shall it limit the right of Citizens First, CF Bank, GABC or German American from amending or terminating their respective employee benefit plans from time to time.

        (g)   As to Citizens First's and/or CF Bank's welfare benefit plans:

            (i)  To the extent allowable under the plans and subject to the consent of applicable insurance carriers and service providers, all fully insured welfare benefit plans (including, but not limited to, health, dental/vision, life/AD&D, LTD) currently sponsored by Citizens First and/or CF Bank, shall continue as separate plans after the Effective Time, until such time as GABC determines, in its sole discretion, that it will terminate any or all of such plans.

           (ii)  As of the Effective Time, Citizens First and/or CF Bank shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to GABC and to provide GABC all necessary financial, enrollment, eligibility, contractual and other information related to these welfare benefit plans to assist GABC in the administration of such plans.

          (iii)  From the date of this Agreement through the Effective Time, Citizens First and/or CF Bank shall continue to pay the applicable insurance premiums necessary to continue the benefits under Citizens First's and/or CF Bank's fully insured welfare benefit plans.

        (h)   From and after the date of this Agreement, Citizens First shall not award any additional equity grants or awards of any kind under the Citizens First Incentive Plan. Prior to the Effective Time, Citizens First shall use its best efforts, including using its best efforts to obtain any necessary consents from grantees of Performance Units under the Citizens First Incentive Plan to permit the vesting and exchange for the Performance Unit Cash Payment as provided in Section 1.03(d). Citizens First shall take action prior to the Effective Time to cause the termination of the Citizens First Incentive Plan as of the Effective Time.

        Section 5.07.    Indemnification and Insurance.

        (a)   GABC shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director, manager and officer of Citizens First, CF Bank and the Trust (each, an "Indemnified Party") following the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director, manager or officer of Citizens First, CF Bank or the Trust (including without limitation service as a trustee or in any similar capacity with respect to any Citizens First Plan), under applicable Kentucky or Indiana law or any organizational documents of Citizens First, CF Bank or the Trust, as in effect as of the date of this Agreement.

        (b)   GABC shall cause the persons serving as officers, managers and directors of Citizens First, CF Bank and the Trust immediately prior to the Effective Time to be covered for a period of six (6) years after the Effective Time by the directors' and officers' liability insurance policy currently maintained by Citizens First and CF Bank (the "Existing Policy") or by a comparable or better policy (the "Replacement Policy"). Prior to the Effective Time, as instructed by GABC, CF Bank shall cause the applicable broker of record for its Existing Policy to be assigned to GABC's designee. Such assignment in favor of GABC's designee shall be executed by CF Bank with sufficient time to allow GABC and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that GABC shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of one hundred fifty percent (150%) of the annual premium for the current annual term of the Existing Policy (the "Maximum Amount"); and, provided, further, however, that, if notwithstanding the use of reasonable efforts to do so, GABC is unable to maintain or obtain the insurance called for by this Section 5.07(b), GABC shall obtain as much comparable insurance as is available for the Maximum Amount. GABC's obligations within this Section 5.07(b) apply solely and exclusively to the Existing Policy at current limits of insurance, as well as its other terms, conditions, exclusions and annual premium as of the date of this Agreement, and which must be continuously maintained in force by CF Bank without interruption, cancellation or amendment until the Effective Time or GABC's obligations within this Section shall cease.

        (c)   The provisions of this Section 5.07 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        (d)   In the event that either GABC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of GABC shall assume the obligations set forth in this Section 5.07.

        Section 5.08.    Confidentiality.    GABC and German American shall continue to be bound by the NDA (as defined in Section 8.07) pursuant to the terms of the NDA. GABC and German American shall ensure that each of their subsidiaries and their respective officers, employees, and authorized representatives are subject to confidentiality duties and obligations to Citizens First and CF Bank with respect to Confidential Information (as defined in the NDA) that are no less restrictive than the terms and conditions applicable to GABC and German American under the NDA.

        Section 5.09.    Updated GABC Disclosure Schedules.    GABC shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the GABC Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the GABC Disclosure Schedules or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of GABC contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the GABC Disclosure Schedules unless Citizens First shall have first consented in writing with respect thereto.

        Section 5.10.    Trust Preferred Securities.    Upon the Effective Time, GABC shall assume the due and punctual performance and observance of the covenants and conditions to be performed by Citizens First under the Indenture dated as of October 16, 2006 (the "Indenture") between Citizens First and Wilmington Trust Company, as trustee, relating to the capital securities issued thereunder (the "Capital Securities") and the due and punctual payments of the principal of and premium, if any, and interest on the Capital Securities, as required by Article III of the Indenture. In connection therewith, GABC shall execute and deliver any supplemental indentures, and the parties hereto shall provide any opinion of counsel to the trustee thereof, required to make such assumptions effective.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

        Section 6.01.    Conditions of GABC's and German American's Obligations.    The obligations of GABC and German American to effect the Mergers shall be subject to the satisfaction (or waiver by GABC and German American) prior to or on the Closing Date of the following conditions:

        (a)   The representations and warranties made by Citizens First and CF Bank in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of Citizens First, except for those included in Sections 2.01, 2.02 and 2.06, inclusive, hereof, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Citizens First or CF Bank, has had or would result in a Material Adverse Effect on Citizens First, CF Bank or the Trust.

        (b)   Citizens First, CF Bank and the Trust shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement.

        (c)   The shareholders of Citizens First shall have approved and adopted this Agreement and the Holding Company Plan of Merger as required by applicable law and its Articles of Incorporation.

        (d)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.

        (e)   All necessary regulatory approvals, consents, authorizations and other approvals required by law or stock market requirements for consummation of the Mergers shall have been obtained and shall remain in full force and effect, and all statutory or regulatory waiting periods in respect thereof shall have expired, and no such approvals shall contain any burdensome conditions, stipulations, restrictions or requirements which GABC reasonably determines in good faith would materially adversely affect the consolidated financial condition, earnings, business, properties or operations of Citizens First, CF Bank or the Trust.

        (f)    GABC shall have received the environmental reports required by Section 4.05 and 4.01(a)(xv) hereof and this Agreement shall not have been terminated and canceled pursuant to Section 4.05 hereof.

        (g)   GABC shall have received from Citizens First on or prior to the Closing the items and documents, in form and content reasonably satisfactory to GABC, set forth in Section 1.09(a) hereof.

        (h)   The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

        (i)    GABC shall have obtained an opinion of Bingham Greenebaum Doll LLP, in form and substance reasonably acceptable to the parties, dated on or about the date the Proxy Statement/Prospectus is delivered to the Citizens First shareholders to the effect that the Mergers effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from Citizens First and GABC, which representations may take the form of written certifications.

        (j)    The Title Company shall have agreed to issue the Title Policies at the Closing.

        (k)   Less than twenty percent (20%) of the outstanding shares of Citizens First Common have become and remain Dissenting Shares as described in Section 1.03 of this Agreement.

        Section 6.02.    Conditions of Citizens First's and CF Bank's Obligations.    Citizens First's and CF Bank's obligations to effect the Mergers shall be subject to the satisfaction (or waiver by Citizens First and CF Bank) prior to or on the Closing Date of the following conditions:

        (a)   The representations and warranties made by GABC and German American in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of GABC shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of GABC, has had or would result in a Material Adverse Effect on GABC.

        (b)   GABC and German American shall each have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.

        (c)   The shareholders of Citizens First shall have approved and adopted this Agreement and the Holding Company Plan of Merger as required by applicable law and its Articles of Incorporation.

        (d)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.

        (e)   All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired.

        (f)    Citizens First shall have received from GABC at the Closing the items and documents, in form and content reasonably satisfactory to Citizens First, listed in Section 1.09(b) hereof.

        (g)   The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

        (h)   Citizens First shall have obtained an opinion of Bingham Greenebaum Doll LLP, in form and substance reasonably acceptable to the parties, dated on or about the date the Proxy Statement/Prospectus is delivered to the Citizens First shareholders to the effect that the Mergers effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of Citizens First to the extent they receive shares of GABC Common in the Holding Company Merger in exchange for their shares of Citizens First Common, except that gain or loss will be recognized with respect to any cash received. Such opinion shall be based upon factual representations received by counsel from Citizens First and GABC, which representations may take the form of written certifications.

        (i)    The shares of GABC Common issued in the Holding Company Merger shall be eligible for trading on the NASDAQ Global Market.

ARTICLE VII

TERMINATION OR ABANDONMENT

        Section 7.01.    Mutual Agreement.    This Agreement may be terminated by the mutual written agreement of Citizens First and GABC, approved by their respective Boards of Directors, at any time prior to the Effective Time, regardless of whether shareholder approval of this Agreement and the Mergers by the shareholders of Citizens First shall have been previously obtained.

        Section 7.02.    By Unilateral Action.    Either party may, in addition to any other remedies to which such party may be entitled, terminate this Agreement at any time prior to the Effective Time and abandon the Mergers, if such party's Board of Directors determines that:

        (a)   either

            (i)  the other party has breached any representation or warranty contained herein (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the other party), which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to such party of such breach; or

           (ii)  the other party has breached in any material respect any of the covenants or agreements contained herein, which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to the other party of such breach; or

        (b)   any of the conditions to the obligations of such party are not satisfied or waived on or prior to the Closing Date and are not capable of being satisfied by October 1, 2019, immediately upon delivery of written notice thereof to the other party on the Closing Date.

        Section 7.03.    Shareholder Approval Denial; Dissenting Shareholders.

        (a)   If this Agreement and consummation of the Mergers are not approved by the required vote of the Citizens First Common shares outstanding on the record date for the meeting (including any adjournments) of Citizens First Common shareholders at which the proposal for the approval of this Agreement and consummation of the Mergers is submitted to them for a vote, then either party (subject to Section 7.09(b)) may terminate this Agreement by giving written notice thereof to the other party.

        (b)   GABC may terminate this Agreement by giving written notice to Citizens First if greater than twenty percent (20%) of the outstanding shares of Citizens First Common have become and remain Dissenting Shares as described in Section 1.03 of this Agreement.

        Section 7.04.    Adverse Environmental Reports; Title Defects.    GABC and Citizens First each may terminate this Agreement under the circumstances, and by providing to the other the written notices, specified in Section 4.05 or Section 4.07, subject to the limitations set forth in Section 4.05 and Section 4.07, respectively.

        Section 7.05.    Termination Upon Adverse Regulatory Determination.    In connection with the filings that GABC, German American, Citizens First and/or CF Bank may be required to make in connection with the Mergers with banking and antitrust regulatory agencies ("Agencies"), each party shall use its best efforts to obtain all necessary approvals of, or clearances from, the Agencies, and shall cause its respective agents and advisors to cooperate and use their best efforts in connection therewith. GABC (or its subsidiaries) shall be responsible for making the required filings for the Mergers (except to the limited extent that the applicable law, regulations, or forms specify that Citizens First or CF Bank is the appropriate filing party) with the Agencies, and for discussing such filings with the Agencies and responding to comments thereon. If any required filing is disapproved by any of the Agencies, or any determination is made by any of the Agencies that either of the Mergers cannot be consummated except on terms and conditions that are materially adverse to GABC (an "Adverse Determination"), then GABC shall promptly advise Citizens First of such Adverse Determination and GABC's intended course of action with respect thereto. In the event that GABC in its sole reasonable discretion determines to seek a judicial or regulatory appeal or review (formal or informal) of the Adverse Determination, Citizens First and CF Bank (and their agents and advisors) shall continue to cooperate with such appeal and review procedure and use its best efforts to assist in connection with obtaining reversal or modification of such Adverse Determination. In the event that (i) GABC in its sole reasonable discretion elects not to seek an appeal or review of the Adverse Determination or elects in its sole reasonable discretion at any time after seeking such an appeal or review to discontinue that effort, or (ii) GABC seeks such an appeal or review but all avenues for such appeal or review are exhausted without the Adverse Determination having been vacated or overruled or modified in such a manner that the Adverse Determination is no longer materially adverse, then either GABC or Citizens First may terminate this Agreement without obligation to the other on account of the Adverse Determination.

        Section 7.06.    Regulatory Enforcement Matters.    In the event that Citizens First or CF Bank, on the one hand, or GABC or German American, on the other hand, should become a party or subject to any cease and desist order imposed by any federal or state agency charged with the supervision or regulation of banks or their holding companies after the date of this Agreement, then the party that is not (and whose affiliate is not) subject to such regulatory enforcement may terminate this Agreement by giving written notice thereof to the other party.

        Section 7.07.    Lapse of Time.    If the Closing Date does not occur on or prior to October 1, 2019, then this Agreement may be terminated by the Board of Directors of either Citizens First or GABC by giving written notice thereof to the other party.

        Section 7.08.    Lack of Exclusivity.    In the event (a) Citizens First breaches its notice obligations under Section 4.01(e) related to an Acquisition Transaction, or (b) Citizens First does not terminate all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an Acquisition Transaction within forty-five (45) days after the first communication between Citizens First or CF Bank and the third party and provide GABC with written notice of such termination, or (c) the Citizens First Board fails to include its unanimous recommendation in favor of the Holding Company Merger in the proxy statement delivered to shareholders of Citizens First with regard to the Citizens First Shareholder Meeting, or the withdrawal by the Citizens First Board of such recommendation following the submission by any other person or entity not a party to this Agreement of an indication of interest to Citizens First or CF Bank contemplating a merger, consolidation, plan of stock exchange, sale of all or substantially all assets, or other business combination with Citizens First or CF Bank, GABC may terminate this Agreement by written notice to Citizens First.

        Section 7.09.    Effect of Termination.

        (a)   Upon termination, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of either party or their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the obligations of the parties to pay their expenses pursuant to Section 8.02, and (ii) the obligation of Citizens First to pay certain termination fees under the circumstances described by subsection (b) of this Section 7.09; provided, however, that termination shall not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

        (b)   Notwithstanding the foregoing, in the event that this Agreement is terminated by GABC pursuant to Section 7.08, then in addition to whatever legal rights or remedies GABC may be entitled to assert against any third party, Citizens First shall, upon GABC's demand and not later than the second business day after the making of such demand, pay to GABC a termination fee of Two Million Five Hundred Thousand Dollars ($2,500,000). If Citizens First should fail or refuse to pay any amount demanded by GABC pursuant to the preceding sentence and GABC recovers such disputed amount pursuant to a legal proceeding, Citizens First shall, in addition thereto, pay to GABC all costs, charges, expenses (including, without limitation the fees and expenses of counsel) and other amounts expended by GABC in connection with or arising out of such legal proceeding. The termination fee payable by Citizens First constitutes liquidated damages and not a penalty for termination under Section 7.08 of this Agreement.

ARTICLE VIII

MISCELLANEOUS

        Section 8.01.    Liabilities.    In the event that this Agreement is terminated or the Mergers abandoned pursuant to the provisions of Article VII hereof, no party and no officer, director, manager, or employee of any party hereto shall have any liability to any other party for costs, expenses, damages, termination fees, or otherwise except to the extent specifically set forth in Section 7.09.

        Section 8.02.    Expenses.    Except as otherwise provided in Section 4.05 hereof, Citizens First shall pay all expenses of Citizens First, CF Bank and the Trust, and their respective shareholders, officers, managers and directors incidental to the Mergers contemplated hereby, and GABC shall pay all expenses of GABC and its subsidiaries and their respective shareholders, officers and directors incidental to the Mergers contemplated hereby.

        Section 8.03.    Notices.    Any notice or other communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, (b) the next business day if timely deposited the prior business day for shipping with a recognized overnight courier delivery service, with all shipping fees for next business day delivery prepaid or billed to shipper, and (c) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid; addressed (in any case) as follows:

  (a)
  If to GABC:
  German American Bancorp, Inc.
  711 Main Street
  Box 810
  Jasper, Indiana 47546
  Attn: Mark A. Schroeder, Chairman and Chief Executive Officer

  with a copy to:
  Bingham Greenebaum Doll LLP
  2700 Market Tower
  10 W. Market Street
  Indianapolis, Indiana 46204
  Attn: Jeremy E. Hill, Esq.

  (b)
  If to Citizens First:
  Citizens First Corporation
  1065 Ashley Street
  Bowling Green, Kentucky 42103
  Attn: M. Todd Kanipe, President and Chief Executive Officer

  with a copy to:
  Wyatt, Tarrant & Combs, LLP
  250 West Main Street, Suite 1600
  Lexington, Kentucky 40507
  Attn: Caryn F. Price, Esq.

or to such other address as any party may from time to time designate by notice to the others.

        Section 8.04.    Non-survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including, without limitation those included in Section 5.07) that by their terms apply or are to be performed in whole or in part after the Effective Time.

        Section 8.05.    Representations Not Affected by Review.    The reliability and binding effect of any representation or warranty made by any party in this Agreement shall not be diminished or limited in any way by any review, or by the opportunity to conduct any review, by or on behalf of the intended beneficiary of the subject matter of the representation or warranty, whether before or after the date of this Agreement, unless and to the extent that the reviewing party and the other party expressly agree otherwise in writing.

        Section 8.06.    Press Releases.    GABC and Citizens First shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

        Section 8.07.    Entire Agreement.    Except for that certain Mutual Confidentiality and Non-Disclosure Agreement dated December 11, 2018 (which superseded and replaced that certain confidentiality letter dated May 24, 2016), and accepted by or on behalf of the parties thereto as of that date (the "NDA"), this Agreement and the exhibits, schedules, appendices, and agreements contemplated hereunder constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.

        Section 8.08.    Headings and Captions.    The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

        Section 8.09.    Waiver, Amendment or Modification.    The conditions of this Agreement that may be waived may only be waived by written notice specifically waiving such condition addressed to the party claiming the benefit of the waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

        Section 8.10.    Rules of Construction.    Unless the context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

        Section 8.11.    Counterparts/Facsimiles.    This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. A telecopy, facsimile, or email transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

        Section 8.12.    Successors.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, estates, heirs, personal representatives, and executors. Except for the persons intended to be benefited by (and to the extent provided by) Section 5.07, there shall be no third party beneficiaries hereof.

        Section 8.13.    Governing Law; Assignment; Specific Performance.    This Agreement shall be governed by the laws of the State of Indiana. This Agreement may not be assigned by any of the parties hereto. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court with jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 8.14.    Securityholder Litigation.    Each party shall notify the other parties hereto in writing of any litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of such party, threatened in writing, against it and/or the members of its Board of Directors (any such litigation and/or the executive officers or members of the Board of Directors of a party (a "Transaction Litigation")), and shall keep the other parties reasonably informed with respect to the status thereof. Each party shall give the other parties the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, no party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other parties (which shall not be unreasonably withheld, conditioned or delayed).

[Signature Page Immediately Follows]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GERMAN AMERICAN BANCORP, INC.
By:	/s/ MARK A. SCHROEDER Mark A. Schroeder Chairman and Chief Executive Officer
GERMAN AMERICAN BANK
By:	/s/ MARK A. SCHROEDER Mark A. Schroeder Chairman and Chief Executive Officer
CITIZENS FIRST CORPORATION
By:	/s/ M. TODD KANIPE M. Todd Kanipe President and Chief Executive Officer
CITIZENS FIRST BANK, INC.
By:	/s/ M. TODD KANIPE M. Todd Kanipe President and Chief Executive Officer

 EXHIBIT 1.01

PLAN OF MERGER

        The following constitutes a Plan of Merger within the meaning of the Indiana Business Corporation Law (Indiana Code 23-1-40-1) ("IBCL") and the Kentucky Business Corporation Act (Kentucky Revised Statutes 271B.11-010) ("KBCA"):

          1.     The names of each corporation planning to merge (the "Merger") are:

          German American Bancorp, Inc., an Indiana corporation (the "Surviving Corporation")

          Citizens First Corporation, a Kentucky corporation (the "Merging Corporation")

          2.     The corporation surviving the Merger is German American Bancorp, Inc., the name of which is not changed pursuant to this Plan of Merger.

          3.     At the time of filing with the Indiana Secretary of State and the Kentucky Secretary of State of appropriate Articles of Merger with respect to the Merger or at such later time as shall be specified by such Articles of Merger (the "Effective Time"), each of the shares of common stock, without par value, of the Merging Corporation ("Merging Corporation Stock") that shall then be issued and outstanding (other than shares with respect to which holders have properly exercised, and not withdrawn or waived, appraisal rights in accordance with the KBCA) shall be converted into the right to receive, without interest, a cash payment of Five and 80/100 Dollars ($5.80) per share and 0.6629 (the "Exchange Ratio") of a newly-issued share of common stock of the Surviving Corporation, all subject to and in accordance with the terms and provisions of Article I of the Agreement and Plan of Reorganization among the Surviving Corporation, the Merging Corporation and certain of their subsidiaries dated February 21, 2019 (the "Agreement"). At the Effective Time, the issued and outstanding shares of Merging Corporation Stock held in the Citizens First Bank 401(k) Profit Sharing Plan shall be converted into the right to receive, without interest, a cash payment equal to Five and 80/100 Dollars ($5.80) plus the Exchange Ratio multiplied by the Average GABC Closing Price (as defined in Section 1.03(f) of the Agreement) per share, all subject to and in accordance with the terms and provisions of Article I of the Agreement.

          4.     The shares of Surviving Corporation stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Surviving Corporation stock.

          5.     The Articles of Incorporation and the Bylaws of the Surviving Corporation (each as amended immediately prior to the effective time of the merger) shall not change as a result of the Merger.

          6.     No fractional shares of the Surviving Corporation Stock shall be issued in the Merger and, in lieu thereof, holders of shares of Merging Corporation Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Merging Corporation Stock held by such holder) in stock of the Surviving Corporation shall be paid an amount in cash equal to the product of multiplying such fractional share by $            .

          7.     From time to time on and after the Effective Time, the last acting officers of the Merging Corporation or the corresponding officers of the Surviving Corporation may, in the name of the Surviving Corporation, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the Surviving Corporation and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of the Merger Corporation and otherwise to carry out the intent and purposes of this Plan of Merger.

 EXHIBIT 1.05

AGREEMENT AND PLAN OF BANK MERGER

Between

GERMAN AMERICAN BANK

And

CITIZENS FIRST BANK, INC.

        THIS AGREEMENT AND PLAN OF BANK MERGER (this "Agreement"), made between GERMAN AMERICAN BANK (hereinafter referred to as "German American"), a bank organized under the laws of the State of Indiana, being located at 711 Main Street, Jasper, County of Dubois, in the State of Indiana, and CITIZENS FIRST BANK, INC. (hereinafter referred to as "CF Bank"), a bank organized under the laws of the Commonwealth of Kentucky, being located at 1065 Ashley Street, Bowling Green, County of Warren, in the Commonwealth of Kentucky, each acting pursuant to a resolution of its board of directors adopted by the vote of at least a majority of its directors, witnesses as follows:

        SECTION 1.

        CF Bank shall be merged with and into German American under the charter of the latter (the "Merger"), subject to and effective in accordance with the terms and conditions of this Agreement. The Articles of Incorporation and Bylaws of German American, as in effect immediately prior to the effective time of the Merger, shall continue, unchanged, as the Articles of Incorporation and Bylaws of the surviving bank from and after the effective time of the Merger.

        SECTION 2.

        The name of the surviving bank shall be "German American Bank."

        SECTION 3.

        The business of the surviving bank shall be that business that is authorized to be conducted by a bank organized under the laws of the State of Indiana. The business of banking of the surviving bank shall be conducted by the surviving bank at its main office, which shall be located at 711 Main Street, Jasper, Indiana, and at its legally established branches.

        SECTION 4.

        The Merger shall have all of the effects provided by the Indiana Financial Institutions Act, as amended, and the Kentucky Financial Services Code, as amended. All assets of CF Bank as they exist at the effective time of the Merger shall pass to and vest in the surviving bank without any conveyance or other transfer. The surviving bank shall be responsible for all of the liabilities of every kind and description of CF Bank existing as of the effective time of the Merger.

        SECTION 5.

        At the effective time of the Merger, the shares of capital stock of German American that were issued and outstanding immediately prior to the Merger shall continue to be issued and outstanding, and the shares of capital stock of CF Bank that were issued and outstanding immediately prior to the Merger shall be canceled.

        SECTION 6.

        The members of the board of directors of German American immediately prior to the effective time of the Merger shall continue to serve as members of the Board of Directors of the surviving bank at and after the effective time of the Merger until the next annual meeting or until such time as their successors have been elected and have qualified. The officers of German American immediately prior to the effective time of the Merger shall continue to serve as officers of the surviving bank at and after the effective time of the Merger until they are removed or resign their offices.

        SECTION 7.

        This Agreement may be terminated by the mutual consent of the boards of directors of German American and CF Bank at any time prior to the effective time of the Merger. Notwithstanding the foregoing, in the event that that certain Agreement and Plan of Reorganization dated February 21, 2019, by and among German American Bancorp, Inc., Citizens First Corporation, German American Bank and Citizens First Bank, Inc. ("Master Agreement") is terminated without the transactions contemplated thereby being consummated as provided therein, then this Agreement shall also be terminated and shall be of no further force and effect.

        SECTION 8.

        This Agreement shall be approved by the sole shareholder of each of the merging banks as required by law. Subject to Section 9 of this Agreement, the Merger shall become effective at the time specified in the Articles of Merger filed with the Department of Financial Institutions of the State of Indiana, the Department of Financial Institutions of the Commonwealth of Kentucky, the Secretary of State of the State of Indiana and the Secretary of State of the Commonwealth of Kentucky (the "Effective Time").

        SECTION 9.

        Anything herein to the contrary notwithstanding, the obligations of the merging banks under this Agreement are subject to and expressly conditioned upon the consummation of the merger of German American Bancorp, Inc., and Citizens First Corporation as described in the Master Agreement.

        SECTION 10.

        From time to time on and after the Effective Time, the last acting officers of CF Bank or the corresponding officers, shareholder, or agents of German American may, in the name of the surviving bank, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the surviving bank, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the surviving bank and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of CF Bank and otherwise to carry out the intent and purposes of this Agreement.

        WITNESS, the signatures of said merging banks this        day of                        , 2019, each set by its Chairman or President and attested to by its Cashier or Secretary, pursuant to a resolution of its board of directors, acting by a majority of its members.

GERMAN AMERICAN BANK
Attest:
Secretary	By:	Mark A. Schroeder Chairman and Chief Executive Officer
CITIZENS FIRST BANK, INC.
Attest:
Secretary	By:	M. Todd Kanipe President and Chief Executive Officer

2

EXHIBIT 5.06(e)

TERMINATION AND RELEASE AGREEMENT

        THIS TERMINATION AND RELEASE AGREEMENT ("Agreement") is voluntarily entered into as of the date(s) set forth below by and between                                     ("Employee") and German American Bank ("German American").

        WHEREAS, German American has either elected not to employ Employee or has terminated Employee's employment within twelve (12) months of the effective date of the merger of Citizens First Bank, Inc. ("Citizens First") into German American Bank; with such election or termination being effective as of                                    , 201     (the "Separation Date");

        NOW THEREFORE, German American and Employee desire to fully and completely settle and dispose of any and all claims of any kind or nature which Employee may now or hereafter have against German American. German American and Employee also desire that Employee keeps this Agreement confidential. In consideration of the foregoing, and the mutual promises and covenants to be performed as herein set forth, the parties hereto agree as follows:

        1.    Definition.    The term "German American," as used in this Agreement, shall be deemed to include, in addition to German American Bank, its affiliates and German American Bancorp, Inc. German American and any such affiliate(s) shall be entitled to enforce this Agreement as if a party to this Agreement. The term "Citizens First," as used in this Agreement, shall be deemed to include, in addition to Citizens First Bank, Inc., Citizens First Corporation immediately prior to the effective time of the merger of Citizens First Corporation with and into German American Bancorp, Inc.

        2.    Separation of Employment.    Effective as of the Separation Date, Employee's employment with German American shall be terminated. Employee acknowledges that German American does not have any obligation, contractual or otherwise, to rehire, reemploy, recall, or hire Employee in the future.

        3.    Severance Payment.    In exchange for the promises and covenants contained herein, German American shall pay Employee a "Severance Payment" equal to $            , consisting of two (2) weeks of pay, at Employee's base rate of pay in effect as of the Separation Date, for each full year of Employee's continuous service with Citizens First, or any of its subsidiaries or affiliates, and/or German American (as applicable), with a minimum of twelve (12) weeks and a maximum of twenty-six (26) weeks. The Severance Payment shall be paid in lump sum (less all applicable taxes, including Federal, State and local taxes, and FICA) within ten (10) days following Employee's execution of this Agreement, and reported on a form W-2; provided, however, that if the Review Period and Revocation Period described in Section 6, along with the ten (10) day period within which payment is to be made span two calendar years, the Severance Payment will be made in the second calendar year. In addition, Employee shall be entitled to his or her accrued paid-time-off and to continuation coverage under any applicable Citizens First or German American group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by Employee. Apart from the Severance Payment, German American has paid Employee any and all other compensation owed to Employee by German American.

        4.    Employee's Release.    In exchange for the promises and covenants herein, including the payment of the Severance Payment, Employee, Employee's heirs, next of kin, personal representatives, assigns and successors in interest, hereby irrevocably, unconditionally and generally releases, acquits and forever discharges to the fullest extent permitted by law German American, its owners, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, insurance carriers, benefit plans and all other persons acting by, through, under or in concert with any of them ("Released Parties"), from any and all grievances, charges, complaints, liabilities, damages, lawsuits, actions, causes of action, rights, demands, costs, losses, debts, reinstatement, instatement, engagement, employment, bonuses, commissions, fees, back pay, front pay, lost wages, liquidated, compensatory and/or punitive damages, benefits, obligations, promises, agreements, controversies, attorney's fees, costs, and rights of any kind or nature whatsoever, in law or in equity, whether known or unknown, which arise out of Employee's employment and/or the separation of Employee's employment.

        By way of specification and not by way of limitation, Employee specifically waives, releases, and agrees to forego any rights or claims that Employee may now have, may have heretofore had, or may at any time hereafter have against the Released Parties on matters arising prior to and up to the date of this Agreement under tort, contract, statute, or other law of the United States or any of its individual states, including, but not limited to, claims arising out of allegations of wrongful, retaliatory or constructive discharge, breach of contract, breach of implied covenant of good faith and fair dealing, tortious interference with contract, misrepresentation, fraud, promissory estoppel, slander, libel, defamation, emotional pain and suffering and intentional infliction of emotional distress or any claim under Title VII, the Civil Rights Act of 1991, the ADA, the ADEA, the FMLA, or under any other laws, ordinances, executive orders, rules, regulations or administrative or judicial case law arising under the statutory or common laws of the United States or any of its individual states, or any political subdivision thereof.

        5.    Exclusions from Release.    Employee understands that he does not waive future claims. Also, Employee further understands that nothing in this Agreement shall in any way adversely affect whatever vested rights Employee may have to benefits under any retirement or other employee benefit plan. In addition, Employee acknowledges that this Agreement is not intended to (a) prevent Employee from filing a charge or complaint including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission ("EEOC"); (b) prevent Employee from participating in any investigation or proceeding conducted by the EEOC; or (c) establish a condition precedent or other barrier to exercising these rights. While Employee has the right to participate in an investigation, Employee understands that he is waiving his right to any monetary recovery arising from any investigation or pursuit of claim. Employee acknowledges that he has the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim Employee might have under the ADEA without either: (a) repaying to German American the amounts paid by it to him or on my behalf under this Agreement; or (b) paying to German American any other monetary amounts (such as attorney's fees and/or damages).

        6.    Waiver of Rights and Claims under the Age Discrimination in Employment Act.    In the event Employee is at least forty (40) years of age, Employee is covered by the provisions of the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. In conformance with these acts, Employee acknowledges that on                                    , 201            , German American delivered this Agreement to Employee and advised Employee of Employee's right to consult with an attorney prior to executing this Agreement. Employee is also advised that as of the date this Agreement was delivered to Employee, Employee has a period of forty-five (45) days in which to review and execute this Agreement ("Review Period"). Employee is also advised that, after executing this Agreement, Employee has an additional seven (7) days in which to revoke this Agreement ("Revocation Period"). Employee's signature shall constitute and be considered a waiver of any prospective days remaining in the Review Period. The terms of this Agreement will become effective upon the expiration of the Revocation Period. Employee understands that if Employee revokes this Agreement, all consideration agreed to by German American, including but not limited to the Severance Payment, will be forfeited and this Agreement will become null and void and unenforceable by any party.

        7.    Confidentiality.    Employee acknowledges and agrees that he will keep the terms and amounts paid pursuant to this Agreement completely confidential, except as to his attorney, tax advisor, and/or spouse and as required by law or in order to effectuate the terms of this Agreement.

        8.    Miscellaneous Representations and Warranties.    In consideration of German American's willingness to enter into this Agreement, Employee hereby makes the following representations and

2

warranties to German American: Employee is aware, by signing this Agreement, that Employee is giving up the right to initiate a lawsuit or pursue other legal proceedings; Employee agrees to abide by the agreements and covenants contained herein; there are no other promises or representations which have been made to Employee related to the matters covered herein, except those contained in this Agreement; and this Agreement should be construed in accordance with and governed by the laws of the State of Indiana, regardless of the place of execution or performance.

        9.    Section 409A.    This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with Code Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Code Section 409A.

        Employee acknowledges that Employee has carefully read and reviewed the foregoing Agreement, acknowledges its contents, and agrees to be bound by its terms. Employee further acknowledges that Employee has had the opportunity to consult with an attorney and has been provided reasonable time to consider this Agreement.

SIGNATURE PAGE TO FOLLOW

3

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, by their duly authorized representatives.

EMPLOYEE
Date:

Printed Name:

Signature:

GERMAN AMERICAN BANK
By:
Mark A. Schroeder, Chairman and CEO

Date:

4

QuickLinks

  Exhibit 2.1
AGREEMENT AND PLAN OF REORGANIZATION by and among CITIZENS FIRST CORPORATION, a Kentucky corporation, CITIZENS FIRST BANK, INC., a Kentucky bank, GERMAN AMERICAN BANCORP, INC., an Indiana corporation, and GERMAN AMERICAN BANK, an Indiana bank February 21, 2019
TABLE OF CONTENTS
AGREEMENT AND PLAN OF REORGANIZATION
Recitals
Agreements
ARTICLE I
TERMS OF THE MERGERS & CLOSING
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF CITIZENS FIRST AND CF BANK
ARTICLE III REPRESENTATIONS AND WARRANTIES OF GABC AND GERMAN AMERICAN
ARTICLE IV COVENANTS OF CITIZENS FIRST AND CF BANK
ARTICLE V COVENANTS OF GABC AND GERMAN AMERICAN
ARTICLE VI CONDITIONS PRECEDENT TO THE MERGER
ARTICLE VII TERMINATION OR ABANDONMENT
ARTICLE VIII MISCELLANEOUS
EXHIBIT 1.01 PLAN OF MERGER
EXHIBIT 1.05 AGREEMENT AND PLAN OF BANK MERGER Between GERMAN AMERICAN BANK And CITIZENS FIRST BANK, INC.